Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

Network Build and Maintenance Agreement

Between

Commnet Wireless, LLC

And

AT&T Mobility LLC

Mobility Network General Agreement

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

ii

Mobility Network General Agreement

2.38	Software	7
2.39	Specifications	7
2.40	Subcontractor	7
2.41	Suspend a Site, Suspend or Suspension	7
2.42	System	7
2.43	Third Party Loss	7
2.44	Vendor Indemnified Parties	7
2.45	Vendor Person	8
2.46	Work	8
2.47	Writing or Written	8

3.1 General Terms		8
3.2	Affiliate	8
3.3	Amendments and Waivers	8
3.4	Anticipated and Actual Delays in Delivery and Performance	8
3.5	Anticorruption Laws	9
3.6	Assignment and Delegation; Change of Control	10
3.7	Compliance with Laws	11
3.8	Conflict of Interest	11
3.9	Construction and Interpretation	11
3.10	Cumulative Remedies	12
3.11	Delivery, Performance and Acceptance	12
3.12	Entire Agreement	13
3.13	Force Majeure	14
3.14	Government Contract Provisions and Flow Downs	14
3.15	Governing Law	16
3.16	Indemnity	16
3.17	Information	18
3.18	Infringement	21
3.19	Insurance	25
3.20	Invoicing and Payment	28
3.21	Licenses and Patents	29
3.22	Limitation of Damages	29
3.23	Offset Right	29
3.24	Material and Services Furnished by Vendor and AT&T	29
3.25	Non-Exclusive Market	29
3.26	Notice of Certain Events	30
3.27	Notices	30
3.28	Offshore Work Prohibited	32
3.29	Order of Precedence	32
3.30	Ownership of Paid-For Development, Use and Reservation of Rights	32
3.31	Publicity	33

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

3

Mobility Network General Agreement

3.32	Records and Audits	34
3.33	Restricted Entities	37
3.34	Severability	37
3.35	Supplier Citizenship and Sustainability	37
3.36	Survival of Obligations	37
3.37	Taxes	37
3.38	Termination and Suspension	39
3.39	Third Party Administrative Services	42
3.40	Third Party Beneficiaries	42
3.41	Title and Risk	43
3.42	Title To Material Furnished by AT&T	43
3.43	Transaction Costs	44
3.44	Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises	44
3.45	Vendor Personnel and Employment Matters	44
3.46	Warranty	44
3.47	Subcontractors; Work Done By Others	47
3.48	Affordable Care Act	48
3.49	Customer Information	48
3.50	Reimbursable Expenses	50

4.1 Special Terms		50
4.2	Access	50
4.3	AT&T Supplier Information Security Requirements (SISR)	50
4.4	Background Checks	51
4.5	Clean Up	52
4.6	Vendor’s Audited Financial Statements	52
4.7	Vendor Personnel Information	52
4.8	Damage to Property	52
4.9	Dispute Resolution	53
4.10	Electronic Data Interchange (EDI)	54
4.11	Emergency Work	55
4.12	Hazardous Material and Regulated Substances	55
4.13	Identification of Vendor’s Personnel and Equipment	57
4.14	Independent Contractor	57
4.15	Inspection of Material	58
4.16	Inspection of Work	58
4.17	Liens	58
4.18	Notification of Injury or Damage	59
4.19	Protection of Property	59
4.20	Releases Void	59
4.21	Removal and Management of Used Batteries	59
4.22	Resource Recovery Center	60

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

4

Mobility Network General Agreement

4.23	Safety Management	60
4.24	Technical Support	61
4.25	Testimony	61
4.26	AT&T Data and AT&T Derived Data (Big Data)	61
4.27	Business Continuity Plan	63
4.28	Change in Laws	63
4.29	FOSS	63

5.1 Execution of Agreement		64
5.2	Transmission of Original Signatures and Executing Multiple Counterparts	64

Exhibit A: Government Flow Downs and Contract Clauses

Exhibit B: Supplier Information Security Requirements (SISR)

Exhibit C: Change Management Plan

Addendum 1: Network Build and Structured Payments

Addendum 2: Maintenance

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

5

This Network Build and Maintenance Agreement is entered into as of the 31st day of July, 2019 (the “Effective Date”) by and between Commnet Wireless, LLC, a Delaware limited liability company (hereinafter referred to as “Vendor”), and AT&T Mobility LLC, a Delaware limited liability company on behalf of itself and its Affiliates (as such term is defined herein) (collectively and hereinafter referred to as “AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.”

1.0 Scope

1.1  Scope of Agreement. Subject to the terms and conditions of this Agreement, Vendor shall (i) build, install and deploy a radio access network (“RAN”) at certain Cell Sites in one or more states for AT&T and its Affiliates as more particularly described in Addendum 1: Network Build and Structured Payments (the “Build Addendum”) attached hereto, (ii) provide ongoing maintenance of the RAN network constructed by Vendor pursuant to the Build Addendum as more particularly described in Addendum 2: Maintenance (the “Maintenance Addendum”) attached hereto and (iii) provide to AT&T certain other Material and Services related thereto as described herein and therein. In exchange for the provision of the Material and Services set forth in the Build Addendum, the Parties agree that AT&T will pay to Vendor the Structured Payments (as such term is defined in the Build Addendum) and in exchange for the provision of the Material and Services set forth in the Maintenance Addendum, the Parties agree that AT&T will pay to Vendor the Maintenance Fees (as such term is defined in the Maintenance Addendum). Vendor agrees that the Material and Services provided pursuant to this Agreement, the Build Addendum and the Maintenance Addendum shall strictly conform to the Specifications contained herein and therein.

Concurrently herewith, the Parties or their Affiliates have entered into (i) that certain Cell Site Backhaul Master Services Agreement between Vendor and AT&T Corp. pursuant to which Vendor is responsible for providing transport services from the Cell Sites to AT&T’s designated MTSO (the “Transport Agreement”) and (ii) that certain Master License Agreement that governs all site license agreements between AT&T and Vendor (or its Affiliates) for the Cell Sites (the “Master License Agreement”).

1.2  Term of Agreement. The “Term” of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration or earlier termination of the last Addendum to expire or be terminated, at which time this Agreement will expire, unless this Agreement is sooner terminated in accordance with the terms and provisions of this Agreement.

2.0 Definitions

2.1  Affiliate.  “Affiliate” of a Person means any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with such Person or any other Person in which such Person beneficially owns a majority of the outstanding capital stock, membership interests or partnership interests.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

2.2  Agreement.  “Agreement” means the written agreement between the Parties as set forth in this document and the attached addendums, exhibits, schedules and appendices and shall include the terms of such other documents as are incorporated by express reference in this document and the attached addendums, exhibits, schedules and appendices. All references herein to this Agreement shall include the Build Addendum and the Maintenance Addendum and all attachments, exhibits and schedules attached thereto, as amended from time to time.

2.3  Attorney’s Fees.  “Attorney’s Fees” include all reasonable outside counsel fees and expenses.

2.4  AT&T Competitor.  “AT&T Competitor” means [***].

2.5  AT&T Indemnified Parties.  “AT&T Indemnified Parties” means AT&T and its Affiliates, as well as their respective officers, directors, employees, representatives and agents, individually or collectively, as the case may be, and all of their successors and assigns.

2.6  Cell Site.  “Cell Site” means a wireless communications tower or other structure on which cell site equipment is located, and for purposes of this Agreement shall refer to AT&T’s space on such structure and all of the AT&T Provided Equipment (as such term is defined in the Build Addendum) and Vendor Provided Equipment (as such term is defined in the Build Addendum), including all Material contemplated herein or in the Build Addendum, together with all related ground space and other property and rights ancillary thereto as set forth in the Master License Agreement and the applicable Site License for the Vendor Cell Sites or the applicable Tower Lease for the Third Party Cell Sites.

2.7  Change Management Plan. “Change Management Plan” means the process to accommodate changes to the Specifications or Work set forth in Exhibit C attached hereto.

2.8  Change of Control.  “Change of Control” means any contract or transaction or series of related contracts or transactions (regardless of form or structure) that would directly result in the Control of a Person or its business or assets changing from one Person to another Person (alone or in combination with any other third Person).

2.9  Change Order.  “Change Order” means any written request by any Party hereto to make any change to the Work, including the Services, Material, Delivery Dates or Completion Dates, Specifications or other terms and conditions of this Agreement, that is authorized and approved in writing by the other Party in accordance with the Change Management Plan.

2.10 Control.  “Control” (including the terms “Controlling”  and “Controlled by”) of a Person shall mean (i) holding fifty percent (50%) or more ownership or beneficial interest of income and capital of such Person; or (ii) having ownership of at least fifty percent (50%)

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

of the voting power or voting equity of such Person; or (iii) regardless of the percentage ownership interest held, having the ability to appoint a majority of the board of directors, managers or other governing body of such Person or otherwise direct management policies of such Person by contract or otherwise.

2.11 Customer Information.  “Customer Information” includes, to the extent received, observed, collected, stored, or accessed, in any way, in connection with this Agreement: AT&T’s or its Affiliates’ customers’ names, addresses, and phone numbers, any such customer’s or its employee’s personal, health or financial information, authentication credentials, Internet activities, history, and/or patterns of use, information concerning accounts, network performance and usage information, web browsing and wireless application information, location information, any other information associated with a customer of AT&T or its Affiliates or with persons in the household of a customer of AT&T or its Affiliates, and any information available to AT&T, its Affiliates and/or the suppliers and/or subcontractors of AT&T or its Affiliates (for avoidance of doubt, including Vendor) by virtue of AT&T’s or its Affiliates’ relationship with customers as a provider of mobile and non-mobile communications, Internet, data, video, information or other services, including the quantity, technical configuration, location, type, destination, and amount of use of communications or other services subscribed to, and information contained on the bills of AT&T’s or its Affiliates’ customers.

2.12 Deliverable.  “Deliverable” means any and all deliverables set forth in this Agreement, including all deliverables set forth in the Build Addendum and the Maintenance Addendum, which are to be provided by Vendor to AT&T pursuant to the terms of any exhibit, schedule or appendix attached hereto or thereto. Deliverables include, but are not limited to, any cell site configuration files, reports, data, designs, plans, specifications, models, prototypes, performance requirements, and/or Documentation delivered pursuant to this Agreement.

2.13 Delivery or Completion.  “Delivery” or “Completion” or any similar terms mean Vendor’s obligation to provide Material and Services that strictly conform to the Specifications, including, without limitation, Location Acceptance of the Cell Sites described in the Build Addendum. Vendor completes Delivery of Material or Completion of Services: (i) in the case of any Cell Site (and all Material and Services incorporated therein or related thereto) upon Location Acceptance, and (ii) in the case of delivery of Material or Services that are required to be delivered prior to or following Location Acceptance, (A) upon AT&T’s possession of the Material if Vendor is not required to provide additional Services, such as installation, (B) upon completing such additional Services, if Vendor is required to provide such Services in connection with providing Material, or (C) for Services, upon completing the provision of Services. Notwithstanding the above, Delivery and Completion shall not be deemed to have occurred until Vendor causes the Material and Services to strictly conform to the Specifications and in the case of any Cell Site, Location Acceptance has occurred.

2.14 Delivery Date or Completion Date.  “Delivery Date” or “Completion Date” means the date on which the Parties agree Vendor is scheduled in this Agreement or the Build

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Addendum or Maintenance Addendum or as such date may be extended due to an Excusable Delay, as applicable, to complete its Delivery of Material and Completion of Services, as applicable.

2.15 Documentation.  “Documentation” means all documentation included with Vendor’s purchase of Vendor Provided Equipment, including user instructions, training materials and, if applicable, the source code for Software.

2.16 Drug Screen.  “Drug Screen” means the testing of any individual for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP)).

2.17 Employment Claims.  “Employment Claims” means any claims by any federal, state or local governmental agency or any of Vendor’s current or former applicants, agents, employees or Subcontractors, or agents or employees of Vendor’s Subcontractors arising out of the employment relationship with Vendor, or otherwise with respect to performance under this Agreement, including claims, charges and actions arising under Title VII of the Civil Rights Act of 1964, as amended, The Equal Pay Act, the Age Discrimination in Employment Act, as amended, The Rehabilitation Act, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, Workers’ Compensation Laws, the National Labor Relations Act and any other applicable Laws, including any liability, cause of action, lawsuit, penalty, claim, demand or administrative proceeding in which AT&T or its Affiliates is named as or alleged to be an “employer” or “joint employer” with Vendor as a result of this Agreement.

2.18 Excusable Delay.  “Excusable Delay” means a delay in Vendor’s performance or obligations with respect to any Cell Site past any scheduled Delivery Date or Completion Date (including any scheduled Completion Date for a Milestone, scheduled Completion Date for Location Acceptance or scheduled Phase Completion Date set forth in the Build Addendum) that is caused by any of the following events: (a) a Force Majeure Event affecting Vendor’s performance with respect to such Cell Site, subject to Section 3.12(b); (b) a Change Order that extends a Completion Date or Delivery Date with respect to such Cell Site; (c) a Permitting Delay affecting such Cell Site, subject to the process set forth in Section 3.3(b); (d) AT&T’s failure to deliver the AT&T Provided Equipment (as such term is defined in the Build Addendum) within sixty (60) days prior to the applicable Phase Completion Date for such Cell Site; (e) any material defect, insufficiency, error or deficiency in any AT&T Provided Equipment or other items supplied by AT&T under this Agreement; or (f) AT&T’s failure to satisfy any of the AT&T Task Service Level Agreements within the time periods set forth on Schedule 14 to the Build Addendum. Upon the occurrence of any of the triggering events set forth in clauses (a) through (f) causing a delay, such delay shall only be an Excusable Delay for the number of days that such triggering event was in existence and the applicable Delivery Date or Completion Date shall be extended on a day-for-day basis for the length of such triggering event.

2.19 FirstNet Authority.  “FirstNet Authority” or “FNA” means the First Responder Network Authority.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

2.20 Information.  “Information”, with respect to a Party, means all confidential, proprietary or trade secret information, including discoveries, ideas, concepts, know-how, techniques, processes, procedures, designs, specifications, strategic information, proposals, requests for proposals, proposed products, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, marketing plans, Customer Information (including Internet activities, history, and/or patterns of use), employee personal information, health or financial information, authentication credentials, and other technical, financial or business information, whether disclosed in writing, orally, or visually, in tangible or intangible form, including in electronic mail or by other electronic communication.

2.21 Intellectual Property Rights.  “Intellectual Property Rights” means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, know-how, rights in content (including performance and synchronization rights), or other intellectual property rights that are in each case protected under the Laws of any governmental authority having jurisdiction.

2.22 Items.  “Items” means any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices, computer programs, source codes, designs, files, specifications, texts, drawings, processes, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

2.23 Laws.  “Laws” includes all federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any governmental authority.

2.24 Liability.  “Liability” means all losses, damages, expenses, costs, penalties, fines and fees, including Litigation Expenses, arising from or incurred in connection with a claim or cause of action related to performance or omission of acts under this Agreement, including, but not limited to, claims or causes of action brought by third parties.

2.25 Lien.  “Lien” means any mortgage, lien, pledge, security interest, charge, claim, restriction or other encumbrance of any nature whatsoever.

2.26 Litigation Expense.  “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements.

2.27 Loss.  “Loss” means any Liability, loss, claim, demand, suit, cause of action, settlement payment, cost, expense, interest, award, judgment, damage (including punitive damages), fine, fee, penalty, and Litigation Expense.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

2.28 Material.  “Material” means all units of equipment, apparatus, components, tools, supplies, material, structures, “as built” drawings, contract rights, Intellectual Property Rights or Documentation, including third party materials provided or furnished by Vendor, that are contemplated in this Agreement, the Build Addendum and the Maintenance Addendum (including all schedules thereto), including all such items that are used in connection with the Build Services (as such term is defined in the Build Addendum) provided hereunder or sold or transferred to AT&T in connection with the Build Addendum, including all Vendor Provided Equipment set forth in the Build Addendum. Material shall be deemed to include all rights to any replacement parts, but shall not be deemed to include any rights to Vendor’s transport network (other than the rights to receive transport services in accordance with the terms of the Transport Agreement) or any tower or other structure owned or leased by Vendor (other than the rights set forth in the Master License Agreement and applicable Site License for any Vendor Cell Site or any Tower Lease for any Third Party Cell Site).

2.29 Non-Service Affecting Defect.  “Non-Service Affecting Defect” means any incorrect or incomplete Cell Site (or any Material, Services or Deliverables relating thereto) or defect or issue of or relating to a Cell Site that is not a Service Affecting Defect.

2.30 OEM.  “OEM” means original equipment manufacturer.

2.31 Permits.  “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates and variances required to be obtained from any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision.

2.32 Person.  “Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a governmental entity or authority.

2.33 Physical Entry.  “Physical Entry” means that an individual (a) is permitted to bodily enter, on an unsupervised (or badged) basis, into secured areas not available to the general public, or (b) is permitted on a regular basis to have supervised or escorted bodily access into secured areas not available to the general public for more than thirty (30) days in the aggregate annually.

2.34 Restricted Entities.  “Restricted Entities” means [***].

2.35 Service Affecting Defect.  “Service Affecting Defect” means any incorrect or incomplete construction or maintenance by Vendor of a Cell Site (or any Material, Services or Deliverables relating thereto) that, if not promptly corrected or completed, is reasonably likely to (i) be a safety hazard to persons having access to a Cell Site, (ii) inhibit proper operation of a Cell Site or satisfaction of the Quality Metrics or Specifications and key performance indicators set forth in this Agreement, or (iii) prevent subsequent work required for “on-air” operation from taking place. For the avoidance of doubt, a Service Affecting Defect shall not include regular or routine failures of Material located at a Cell

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Site that are not a result of the construction or maintenance of such Cell Site by Vendor.

2.36 Services.  “Services” means all of the services contemplated in the Build Addendum and the Maintenance Addendum (and all schedules thereto).

2.37 Software.  “Software” means any and all software (irrespective of whether it is Paid-For Development) and firmware in any form (including source code and object code), as well as any Documentation, licensed or otherwise provided by or on behalf of Vendor.

2.38 Specifications.  “Specifications” means (i) all of the Build Out Specifications set forth in the Build Addendum (and all schedules thereto, except as expressly waived by AT&T in writing), (ii) all of the specifications set forth in the Maintenance Addendum (and all schedules thereto) with respect to the Services contemplated therein, and (iii) all applicable OEM specifications.

2.39 Subcontractor.  “Subcontractor” means any Person (including an agent) supplying labor or materials to perform any or all of Vendor’s obligations under this Agreement, including any Person at any tier of subcontractors, and shall not be limited to those Persons with a direct relationship with Vendor.

2.40 Suspend a Site, Suspend or Suspension.  “Suspend a Site”,  “Suspend” or “Suspension” means Vendor shall stop work on a Cell Site and not incur additional costs against the Cell Site and the Completion Date is suspended until AT&T notifies Vendor to resume work or AT&T terminates this Agreement with respect to such Cell Site.

2.41 System.  “System” means the hardware, operating system and application Software, interfaces, and databases that interact with Software.

2.42 Third Party Loss.  “Third Party Loss” means any Loss or Liability resulting from or relating to a claim or cause of action asserted by a third party.

2.43 Vendor Indemnified Parties.  “Vendor Indemnified Parties” means Vendor and its Affiliates, as well as their respective officers, directors, employees, representatives and agents, individually or collectively, as the case may be, and all of their successors and assigns.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

2.44  Vendor Person.  “Vendor Person” means any officer, director, employee, representative, agent, contractor or Subcontractor of Vendor and any officer, director, employee, representative or agent of any Vendor contractor or Subcontractor.

2.45  Work.  “Work” means all or any portion, as the case may be, of the Material, Deliverables and Services that Vendor is supplying pursuant to this Agreement, including all Material, Deliverables, Services and other Work contemplated in the Build Addendum and Maintenance Addendum (and all schedules thereto).

2.46  Writing or Written.  “Writing” or “Written” (whether or not capitalized) means a tangible document with an original signature or an electronic transmission of data pursuant to the Electronic Data Interchange (“EDI”) Section of this Agreement.

3.0 General Terms

3.1 Affiliate. An Affiliate of AT&T may transact business under this Agreement. References to “AT&T” herein are deemed to refer to any Person that qualifies as an Affiliate of AT&T under the definition set forth in Section 2.1 when such Affiliate transacts business with Vendor under this Agreement; provided that AT&T Mobility LLC shall be responsible for any and all obligations of any such Affiliate under this Agreement.

3.2 Amendments and Waivers. The Parties may not amend this Agreement except by a written agreement of the Parties that identifies itself as an amendment to this Agreement or by a Change Order modifying the terms or conditions of this Agreement, which in either case is signed by both Parties, or as otherwise expressly provided below in this Section. No waiver of any right or condition is effective unless given in writing and signed by the Party waiving such right or condition. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach, condition or covenant shall not be construed to be a waiver of any succeeding breach or condition or of any other covenant. All waivers must be in writing and signed by the Party waiving its rights.

3.3  Anticipated and Actual Delays in Delivery and Performance.

(a)  Anticipated Delays. Upon discovery of information indicating that Material and/or Services will not be Delivered by the scheduled Delivery Date or Completion Date (including any scheduled Completion Date for a Milestone, scheduled Completion Date for Location Acceptance or scheduled Phase Completion Date set forth in the Build Addendum) or other information causing Vendor to reasonably anticipate a delay in its performance of its obligations beyond the scheduled Delivery Date or Completion Date (collectively, the “Delay Information”), Vendor shall promptly notify AT&T of such Delay Information and the estimated length of the anticipated delay. If Vendor desires to request an extension of the applicable Delivery Date or Completion Date implicated by the Delay Information, Vendor may submit a change request to AT&T in accordance with the Change Management Plan. The Parties shall cooperate and work jointly in good faith toward resolving the delayed Delivery or Completion or adopting the requested Change Order.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(b)  Permitting Delays. Vendor shall timely, diligently and continuously pursue and use reasonable best efforts to obtain as soon as possible any Permits required to be obtained in connection with or in order to perform the Work and otherwise fulfill its obligations under this Agreement, the Build Addendum and/or the Maintenance Addendum, including without limitation requesting assistance from AT&T as appropriate. Upon Vendor’s reasonable request for AT&T’s assistance in obtaining any such Permit, the Parties agree to cooperate in good faith to obtain such Permit. To the extent that Vendor (x) has timely notified AT&T of related Delay Information contemplated in Subsection (a) above, (y) has complied with this Section 3.3(b) and (z) is nevertheless unable to obtain or delayed in obtaining a required Permit which is reasonably likely to result in Vendor missing a Delivery Date or Completion Date (a “Permitting Delay”), then the Parties shall cooperate in good faith to extend such Delivery Date or Completion Date and such Permitting Delay shall constitute an Excusable Delay; provided, however that if the Parties cannot agree on a new Delivery Date or Completion Date or in the event of a Permitting Delay preventing or delaying Vendor’s performance which AT&T determines is reasonably likely to cause a material delay of the ultimate Delivery Date or Completion Date applicable to a Cell Site, AT&T may elect to, after consultation with Vendor and good faith discussion to negotiate another resolution:

(i)   terminate its obligations solely with respect to each Cell Site affected by or related to such Permitting Delay under this Agreement and exercise any of the Termination Remedies set forth in the Build Addendum, without liability to Vendor; provided that AT&T shall pay to Vendor, an amount equal to the demonstrated costs incurred by Vendor for any Work completed (in accordance with applicable Specifications and requirements) to the extent such Work is transferred to AT&T as of the effective time of termination of the applicable terminated Cell Site, which amount shall not exceed $[***]; or

(ii)  suspend this Agreement or any part hereof for the duration of such Permitting Delay (as such period is reasonably determined by AT&T) solely with respect to any Cell Site affected by or related to such Permitting Delay, obtain Work elsewhere (including AT&T’s performance of the Work itself), at AT&T’s cost and expense (which shall reduce the Structured Payments applicable to such Cell Site by such amount, but in no event shall such reduction cause the Structured Payments to be less than an amount equal to the demonstrated costs incurred by Vendor up to the date of suspension), and provide notice to Vendor when AT&T desires for Vendor to resume its performance under this Agreement for the remaining Work at such Cell Site.

(c)  Actual Delays. Except in the case of an Excusable Delay and subject to any applicable cure period, in the event of any actual delay reasonably attributable to Vendor that causes Vendor to miss a Delivery Date or Completion Date, Vendor will provide written notice to AT&T and if the condition remains uncured after the expiration of any applicable cure period set forth in this Agreement, the Build Addendum and/or the Maintenance Addendum, AT&T may exercise any remedies available to AT&T under this Agreement, the Build Addendum and/or the Maintenance Addendum, as applicable.

3.4  Anticorruption Laws. Vendor hereby represents and warrants that the employees, agents, consultants, partners, officers, directors, members or representatives of Vendor and its

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this Section, a “Vendor Representative”) shall comply with the US Foreign Corrupt Practices Act and all applicable anticorruption laws (including commercial bribery laws). Vendor Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, as such term is defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement. For purposes of this Section, “Government Official” means: (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other Person at the suggestion, request or direction or for the benefit of any of the above-described Persons.

3.5  Assignment and Delegation; Change of Control.

(a)  Neither Party may assign, delegate, or otherwise transfer any of its duties or obligations under this Agreement, voluntarily or involuntarily, without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed and which shall be signed by an authorized representative of the Party giving such consent); provided, however, that without the consent of Vendor, AT&T may assign its rights, or delegate its duties, or both, in whole or in part, to any present or future Affiliate of AT&T so long as AT&T Mobility LLC shall remain liable for such Affiliate’s failure to satisfy its obligations hereunder.

(b)  Each Party may assign its rights under the Agreement, but any assignment of rights will be void to the extent that (i) the assignment purports to impose upon the non-assigning Party additional costs or obligations or requires AT&T to make payments to any Person other than Vendor, (ii) the assignment purports to preclude AT&T from dealing solely and directly with Vendor in all matters pertaining to this Agreement, including with respect to payments of Structured Payments and Maintenance Fees or (iii) the assignee is a Restricted Entity.

(c)  Subject to Section 3.5(b), in the event that Vendor, prior to Location Acceptance at all Cell Sites and without the prior written consent of AT&T, consummates (i) any sale, assignment, transfer, license, lease or conveyance of any interest in any Cell Site or any of the Material or Services contemplated in this Agreement or (ii) any Change of Control of Vendor to a Restricted Entity or to any other Person who, in AT&T’s reasonable discretion, lacks the financial or operational resources, skill or expertise to fulfill the obligations of Vendor contemplated by this Agreement, then AT&T may terminate this Agreement and exercise any other remedies available to AT&T under this Agreement or at law or equity, including any of its Termination Remedies set forth in the Build Addendum. If, following Location Acceptance of all Cell Sites, Vendor consummates any Change of Control of Vendor to any Restricted Entity without the prior written consent of AT&T, then AT&T shall have the right, in its sole

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

discretion, to (x) immediately terminate the Maintenance Addendum without further liability or obligation (other than payment of Maintenance Fees for Maintenance Services performed prior to the date of such termination), but not this Agreement or the obligation to make the Structured Payments herein; and/or (y) prepay all of the remaining Structured Payments at any time in one lump sum payment without penalty, liability or obligations (including any “make- whole” obligation or Close-Out Costs (as such term is defined in the Build Addendum)).

(d)  Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing will be void. No assignment by a Party will relieve such Party of its obligations under this Agreement.

3.6  Compliance with Laws. Vendor shall comply with all Laws applicable to Vendor’s performance under this Agreement, including all Work contemplated herein and all Material, Services and Deliverables provided hereunder, and AT&T’s utilization of the Cell Sites. Vendor shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that such Laws require for the performance of this Agreement. Vendor shall create and maintain any necessary records and provide any certificate, affidavit or other information or documentation requested or as otherwise required by AT&T: (a) to show compliance by Vendor and its Subcontractors with Laws, (b) to comply or otherwise establish AT&T’s compliance with Laws or (c) to allow AT&T to timely respond to any complaints, filings, or other proceedings.

3.7  Conflict of Interest. Vendor represents and warrants that, to its knowledge, no officer, director, employee or agent of AT&T has been or will be employed, retained or paid a fee, or otherwise has received or will receive, any personal compensation or consideration, by or from Vendor or any of Vendor’s officers, directors, employees or agents in connection with the obtaining, arranging or negotiation of this Agreement or other documents entered into or executed in connection with this Agreement.

Vendor shall not offer or give gratuities in the form of gifts, entertainment, concessions, or otherwise to AT&T or its employees or representative(s), or any person related by blood or marriage to such individuals for the express or implied purpose of obtaining or securing favorable treatment with respect to this Agreement, or in the inspection or acceptance of the Services to be performed thereunder. Vendor shall not engage in any conduct which will constitute or appear to constitute a conflict of interest between Vendor’s responsibility to AT&T under this contract and Vendor’s responsibility to any person, business, or other entity with which Vendor may have had any dealings.

3.8  Construction and Interpretation

(a)  This Agreement has been prepared jointly and has been the subject of arm’s length and careful negotiation. Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of its provisions. Accordingly, the drafting of this Agreement is not to be attributed to either Party.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(b)  Article, Section and paragraph headings contained in this Agreement are for reference purposes only and are not to affect the meaning or interpretation of this Agreement. The word “include” in every form means to include without limitation by virtue of enumeration and a derivative of a defined term shall have the meaning appropriate to the context of its use. Whenever this Agreement refers to a consent or approval to be given by either Party, unless such consent is expressly required to be given in writing and signed by the Party giving approval or consent, then such consent or approval is effective if given in an email from the individuals identified in Section 3.26 or designated by Vendor as its Project Manager pursuant to Section 18 of the Build Addendum. The Parties agree that time is of the essence with respect to AT&T’s approval rights pursuant to this Agreement and the Build Addendum and Maintenance Addendum and Vendor is relying on the timeliness of such approvals or consents as set forth herein in order to complete the Services. The use of singular words includes the plural and vice versa.

3.9  Cumulative Remedies. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, by statute or otherwise, except in those cases where this Agreement specifies that a particular remedy is sole or exclusive, but neither Party may retain the benefit of inconsistent remedies. No single or partial exercise of any right or remedy with respect to one breach of this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy with respect to the same or a different breach.

3.10 Delivery, Performance and Acceptance

(a)  Vendor acknowledges that AT&T is responsible for the deployment of the FirstNet Nationwide Public Safety Broadband Network (the “NPSBN”) in accordance with the terms of AT&T’s agreement with the FirstNet Authority and that AT&T has provided certain terms of such agreement to Vendor but has not provided Vendor with a copy of such agreement with the FirstNet Authority. Therefore, Vendor understands generally that AT&T’s business requires prompt Delivery of Material and provision of Services by the specified Delivery Dates. Furthermore, the Parties agree that dates for Delivery of Material and Services are firm subject to any Excusable Delay, time is of the essence, and, subject to any Excusable Delay, Vendor will complete such Delivery in strict conformance with the Specifications.

(b)  Vendor shall perform or cause to be performed testing sufficient to ensure that all of the Material and Deliverables perform in accordance with the Specifications, including all of the Cell Site optimization and testing contemplated by the Build Addendum. If testing indicates that any of the Cell Sites (or any of the Material or Deliverables relating thereto) does not conform to the Specifications, then Vendor shall notify AT&T, in writing, of such non- conformance promptly following Vendor’s knowledge of such non-conformance. AT&T will advise Vendor whether Vendor should Deliver the non-conforming Cell Site or any of the Deliverables or Material relating thereto. In the event AT&T and Vendor agree in a signed writing to Deliver non-conforming Cell Sites or any of the Deliverables or Material relating thereto (“Provisional Location Acceptance”), Vendor shall use all commercially reasonable efforts promptly to cure any such non-conformance after Provisional Location Acceptance of

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

the non-conforming Cell Site; provided, however, that if Vendor has not cured all such non- conformance with respect to the Cell Site within nine (9) months following Provisional Location Acceptance (or sixty (60) days if the non-conformance is caused by the existence of a Lien, and in each case subject to an Excusable Delay), then AT&T may elect in its sole discretion, to complete any outstanding work, and recoup any costs by an offset against the Maintenance Fees due to Vendor for all Cell Sites. If such non-conforming Cell Site has not been cured within such nine (9) month cure period (or 60-day cure period in the case of a Lien), AT&T shall have no further obligation to pay any Maintenance Fees to Vendor with respect to such non-conforming Cell Site until the non-conformance has been cured. Provisional Location Acceptance of any such non-conforming Cell Site or receipt of any of the Deliverables or Material relating thereto shall not constitute Location Acceptance and shall not constitute a waiver of any of AT&T’s rights, warranties, or remedies under this Agreement or elsewhere, including Termination Remedies under the Build Addendum. Location Acceptance of any such non-conforming Cell Site shall not occur until all non-conformance has been cured; provided, that AT&T shall begin making Structured Payments for such Cell Site upon Provisional Location Acceptance in the same manner as if it were Location Acceptance.

(c)  In no event shall Location Acceptance be deemed to occur absent a signed writing from AT&T prior to the date Vendor completes its Delivery of all Material and Services in accordance with the Specifications related to the Cell Site as required by the Build Addendum.

(d)  If AT&T advises Vendor of, or Vendor becomes aware of a landlord complaint, Vendor shall, if necessary, promptly respond to the landlord complaint, shall commence any agreed upon corrections promptly, and shall diligently pursue the same until completion.

(e)  In addition to the provisions set forth in this Section, AT&T shall be able to exercise any or all remedies available to it under the Build Addendum and Maintenance Addendum.

3.11  Entire Agreement. Except to the extent otherwise expressly referenced herein, including the matters set forth in the Transport Agreement and the Master License Agreement, this Agreement and all addendums, appendices, exhibits, attachments, schedules and documents incorporated herein by reference, constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. The terms of this Agreement shall govern in lieu of all other pre-printed, standardized or other provisions that may otherwise appear in any other paper or electronic record of either Party (such as standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms). Except to the extent set forth in the Transport Agreement and the Master License Agreement, all prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement.   There are no

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

conditions precedent to the effectiveness of this Agreement other than any such condition expressly stated in this Agreement.

3.12 Force Majeure

(a)  Except for AT&T’s obligations to make the Structured Payments and pay the Maintenance Fees, a Party is excused from performing its obligations under this Agreement only if, to the extent that, and for so long as such Party’s performance is actually prevented or delayed by acts of God or the public enemy, acts of civil or military authority, terrorists acts, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, and weather events that are beyond its reasonable control and could not have been prevented or avoided by its exercise of due diligence and such Party gives written notice to the other Party, as soon as practicable under the circumstances, of the act or event that so prevents such Party from performing its obligations (each, a “Force Majeure Event”). After Vendor provides written notice to AT&T of any Force Majeure Event in accordance with the preceding sentence, the Parties shall extend the applicable Delivery Date or Completion Date for the length of such Force Majeure Event and, subject to Subsection (b) below, such Force Majeure Event shall be an Excusable Delay.

(b)  If Vendor is the Party whose performance is prevented or delayed by a Force Majeure Event and AT&T determines that the Force Majeure Event is reasonably likely to cause a material delay of the ultimate Delivery Date or Completion Date for any Cell Site, then AT&T may elect to, after consultation with Vendor and good faith discussion to negotiate another resolution:

(i)   terminate its obligations with respect to each Cell Site affected by or related to such Force Majeure Event under this Agreement and exercise any of the Termination Remedies set forth in the Build Addendum, in each case without liability to Vendor; provided that AT&T shall pay to Vendor, an amount equal to demonstrated costs incurred by Vendor for any Work completed (in accordance with applicable Specifications and requirements) to the extent such Work is transferable to and usable by AT&T as of the effective time of termination  of  the  applicable  terminated  Cell  Site,  which  amount  shall  not  exceed $[***]; or

(ii)  suspend this Agreement or any part hereof for the duration of such Force Majeure Event solely with respect to any Cell Site affected by or related to such Force Majeure Event, obtain Work elsewhere (including AT&T’s performance of the Work itself), at AT&T’s cost and expense (which shall reduce the Structured Payments applicable to such Cell Site by such amount, but in no event shall such reduction cause the Structured Payments to be less than an amount equal to the demonstrated costs incurred by Vendor up to the date of suspension), and provide notice to Vendor when AT&T desires for Vendor to resume its performance under this Agreement for the remaining Work at such Cell Site.

3.13 Government Contract Provisions and Flow Downs

(a)  To the extent that Vendor’s performance is required to comply with certain executive orders (including  E.O. 11246  and  E.O.  13201)  and  statutes  (including  Section  503  of  the

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Vendor shall:

(i)   comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and

(ii)  fulfill the obligations of a contractor under the clauses incorporated by this Section,

in each case, to the extent that Vendor’s Services are required to comply with such rules and regulations.

(b)  This Section incorporates the following statutes and rules:

(i)         “Affirmative Action For Workers With Disabilities” (at 48 CFR §52.222-36);

(ii)        “Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans” (at 48 CFR §52.222-37);

(iii)      “Equal Employment Opportunity” (at 48 CFR §52.222-26);

(iv)       “Equal Employment Opportunity Clause” (at 41 CFR §60-1.4(a));

(v)        “Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era” (at 41 CFR §60-250.5);

(vi)       “Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans” (at 41 CFR §60- 300.5);

(vii)      “Equal Opportunity For Workers With Disabilities” (at 41 CFR §60-741.5);

(viii)     “Prohibition of Segregated Facilities” (at 48 CFR §52.222-21);

(ix)       “Small Business Subcontracting Plan” (at 48 CFR §52.219-9);

(x)        “Utilization Of Small Business Concerns” (at 48 CFR §52.219-8);

(xi)       “Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009” (FAR 52.203-15);

(xii)      “American Recovery and Reinvestment Act - Reporting Requirements” (FAR 52.204- 11);

(xiii)     “GAO/IG Access” (FAR 52.212-5(d) (Alt. II), FAR 52.214-26(c) (Alt. I), FAR 52.215- 2(d) (Alt. I));

(xiv)     “Davis-Bacon Act” (FAR 52.222-6);

(xv)      “Buy American Act” (FAR 52.225-21, FAR 52.225-22, FAR 52.225-23, & FAR 52.225-24);

(xvi)     “Whistleblower Protections” (Pub. L. No. 111-5, Section 1553);

(xvii)    “Award term—Reporting and registration requirements under section 1512 of the Recovery Act” (2 CFR §176.50);

(xviii)   “GAO/IG Access”  (Pub. L. No. 111-5, Section 902, 1514 and 1515);

(xix)     “Award term—Wage Rate Requirements under Section 1606 of the Recovery Act” (2 CFR §176.190); and

(xx)      “Buy American Requirements” (2 CFR §176.140, 2 CFR §176.150, 2 CFR §176.160,

& 2 CFR §176.170).

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(c)  Vendor agrees to comply with all Government Flow Downs and Contract Clauses to the extent applicable to Vendor’s performance as specifically required by that certain contract awarded to an Affiliate of AT&T by the FirstNet Authority regarding the FirstNet Nationwide Public Safety Broadband Network (the “FirstNet Agreement”) and such Government Flow Downs and Contract Clauses that may be applicable are attached to this Agreement as Exhibit A, the terms of which are hereby fully incorporated into the Agreement.

3.14  Governing Law. The laws of the State of New York (excluding any laws that direct the application of another jurisdiction’s law) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance, and enforcement.

3.15  Indemnity

(a)  Except for Covered Losses that are exclusively provided for in the Section entitled “Infringement,” Vendor shall indemnify, hold harmless, and defend the AT&T Indemnified Parties, in accordance with this Section, against any Third Party Loss arising from, or in connection with, or resulting from, (i) any default, violation, breach or nonperformance by Vendor or any Vendor Person of Vendor’s representations, warranties, covenants and obligations under this Agreement, the Build Addendum or the Maintenance Addendum, (ii) the Deliverables, Material or Services furnished by Vendor or any Vendor Person and the use, construction, maintenance, operation or occupancy of any Cell Site by Vendor or any Vendor Person, (iii) the negligent or willful acts or omissions of Vendor and each Vendor Person with respect to this Agreement or (iv) Employment Claims. Subject to AT&T’s obligation to reimburse or indemnify Vendor as set forth in Subsection (c) or (d) below, respectively, Vendor’s duty to indemnify, hold harmless, and defend the AT&T Indemnified Parties against any Third Party Loss extends to any Third Party Loss that may be caused or alleged to be caused in part by the negligence of any of the AT&T Indemnified Parties to the fullest extent that such indemnification is permitted by applicable Law.

(b)  AT&T shall promptly notify Vendor in writing of any claim, demand, suit, cause of action or legal proceeding that may give rise to a claim against Vendor for defense and indemnification under this Section 3.15. If AT&T fails to give notice, Vendor is still obligated to indemnify, hold harmless and defend the AT&T Indemnified Parties, except that Vendor is not liable for any Litigation Expense that AT&T incurs before the time when notice is given or for any Loss or Liability to the extent that Vendor can show that such delay or failure to provide notice actually and materially prejudiced it in defending against such Loss or Liability.

(c)  Vendor shall conduct the defense (employing one or more competent attorneys from a nationally recognized law firm), at Vendor’s expense, against any claim, demand, suit or cause of action within the scope of Subsection (a) above, whether or not litigation is actually commenced or the allegations are meritorious and, upon AT&T’s request, keep AT&T informed as to the progress of such defense. At its own option and expense, AT&T may  employ  separate  counsel,  including  in-house  counsel,  to  conduct  the  AT&T

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Indemnified Parties’ defense against such a claim. AT&T and Vendor shall cooperate in the defense of any such claim. Vendor may control the defense and settlement of such a claim, but if the settlement of a claim may have an adverse effect on any of the AT&T Indemnified Parties, then Vendor shall not settle such claim without the consent of AT&T, and AT&T shall not unreasonably withhold, condition or delay its consent. To the extent that Vendor pays any part of a judgment, award or settlement with respect to the Third Party Loss and any other expenses related to the resolution of the Third Party Loss, including costs, interest, and Attorneys’ Fees, as a result of being self-insured (including any deductible) or as a result of insurance coverage being insufficient to cover the amount of the judgment, award or settlement, upon final resolution of the claim, demand, suit or cause of action, AT&T shall reimburse Vendor for the pro-rata portion of any such payment based on the AT&T Indemnified Parties’ fault relative to Vendor’s fault.

(d)  In addition to AT&T’s obligation to reimburse Vendor as set forth in Subsection (c) above, AT&T shall indemnify, hold harmless and defend the Vendor Indemnified Parties against any Third Party Loss arising solely from or in connection with, resulting solely from, or relating solely to (i) the AT&T Provided Equipment furnished by AT&T or (ii) the negligent or intentionally wrongful acts or omissions of any of the AT&T Indemnified Parties under this Agreement; in each case in the same manner as set forth in Subsection (b) and in the first four sentences of Subsection (c), with the appropriate changes having been made.

(e)  Subject to AT&T’s obligation to reimburse or indemnify Vendor as set forth in Subsection (c) and (d) above, respectively, Vendor shall bring no claim or action for indemnification, contribution, or subrogation against any of the AT&T Indemnified Parties nor shall Vendor implead any of them in any action brought by another, based on injury to the person or death arising out or relating to Vendor’s performance under this Agreement. If, through any such action, Vendor ever acquires a Lien on a judgment against any of the AT&T Indemnified Parties, then Vendor shall assign such Lien to AT&T. Vendor waives any immunity from indemnification (only with respect to the AT&T Indemnified Parties) that Vendor may hold, by virtue of Vendor’s compliance with its workers’ compensation obligations in any jurisdiction, even if such immunity arises under the constitution or statutes of such jurisdiction.

(f)  Notwithstanding anything to the contrary contained in this Section, the Parties intend that any amount for which any of the AT&T Indemnified Parties might otherwise have an obligation of reimbursement to Vendor for its pro-rata portion pursuant to this Section will be net of any insurance proceeds or other amounts paid by Vendor’s insurance company (“Insurance Proceeds”) that actually reduce the amount that Vendor is required to pay on account of a Third Party Loss. Accordingly, the amount with respect to which AT&T is required to reimburse Vendor its pro-rata portion will be reduced by any Insurance Proceeds theretofore actually paid on behalf of Vendor in respect of the related Third Party Loss. If Vendor receives a reimbursement required by this Section from AT&T in respect of the AT&T Indemnified Parties’ pro-rata share

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

of the amount of any Third Party Loss and subsequently receives Insurance Proceeds or the benefit of any payments made for Vendor or on its behalf by any insurance company or other entity with respect to such Third Party Loss, then Vendor will pay to AT&T, within fifteen (15) days after such receipt of Insurance Proceeds or benefit of any payments, an amount equal to the excess of the reimbursement that Vendor received from AT&T over the amount of the reimbursement that would have been due under this Section from AT&T if the Insurance Proceeds had been received, realized or recovered before the reimbursement was made by AT&T. An insurer that would otherwise be obligated to pay any amount as a result of a Third Party Loss shall not be relieved of the responsibility with respect thereto or, by virtue of the indemnification or reimbursement provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification or reimbursement provisions hereof. Vendor shall have a good faith obligation to seek, and AT&T shall provide its reasonable cooperation to Vendor in its efforts, to collect or recover any Insurance Proceeds that may in any way be available to reduce the amount of any Third Party Loss.

3.16  Information

(a)  In connection with this Agreement, including Vendor’s performance of its obligations hereunder and AT&T’s receipt of Work, either Party may find it beneficial to disclose to the other Party (which may include permitting or enabling the other Party’s access to) certain of its Information. For the purpose of this clause, AT&T’s disclosure of Information to Vendor includes any Information that Vendor receives, observes, collects, stores, or accesses, in any way, in connection with this Agreement and all such Information disclosed by AT&T hereunder shall be and shall remain the sole and exclusive property of AT&T. Information of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure, however, failure to do so shall not prevent such Information from receiving the protections afforded to it in this Section 3.16. Notwithstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party’s employees, contractors, or representatives (i) who are located on the disclosing Party’s premises; (ii) who access the disclosing Party’s systems; or (iii) who otherwise obtain AT&T Information and/or AT&T Customer Information in connection with this Agreement; any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with a separate

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party shall disclose Information under this Agreement that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, health or financial information, and/or authentication credentials, without the express consent of the disclosing Party, which consent shall be in writing and signed by the disclosing party.

(b)  With respect to the Information of the disclosing Party, the receiving Party shall:

(i)      hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care;

(ii)     restrict disclosure of such Information solely to its and its Affiliates’ employees, contractors, directors, advisors, financing sources and agents with a need to know such Information, advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

(iii)    use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Work provided) under this Agreement;

(iv)    except as necessary under the immediately preceding Subsection (iii), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

(v)     upon the disclosing Party’s request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen (15) business days to the disclosing Party that such Information has been returned or destroyed; provided, however, that (i) the receiving Party may retain copies of such documents and other tangible embodiments of Information as required by applicable Law to which the receiving Party is subject and (ii) the receiving Party shall have no obligation to destroy or delete electronic copies of, or material containing, Information that are automatically generated through data backup and/or archiving systems and that are not readily accessible by the receiving Party’s business personnel. Notwithstanding the expiration or termination of this Agreement or any return or destruction of Information, all Information, including without limitation that as may be retained in accordance with the above-referenced exceptions, will continue to be subject to the provisions of this Section 3.16 for so long as such Information remains in the custody or control of the receiving Party.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(c)  Except for Customer Information, neither Party shall have any obligation to the other Party with respect to Information which:

(i)      at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party’s written records prepared prior to such disclosure);

(ii)     is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known);

(iii)    is lawfully received from a third party, free of any obligation to keep it confidential;

(iv)    is independently developed by the receiving Party or a third party, as evidenced by the receiving Party’s written records, and where such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or

(v)     the disclosing Party consents in writing to be free of restriction.

(d)  If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, request under the National Labor Relations Act (an “NLRA Request”), or process of law, the receiving Party must, unless prohibited by applicable Law, first provide the disclosing Party with prompt written notice of such requirement and reasonable cooperation to the disclosing Party should it seek protective arrangements for the production of such Information. The receiving Party will (i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, NLRA Request, or process of law.

(e)  A receiving Party’s obligations with respect to any particular Information of a disclosing Party shall remain in effect and survive the expiration or termination of this Agreement for a period of five (5) years thereafter. Notwithstanding anything to the contrary herein, Customer Information and trade secrets shall remain confidential indefinitely and shall never be disclosed or used without the prior written approval of an authorized representative of AT&T.

(f)  Notwithstanding anything to the contrary in this Agreement (including in this Section), Vendor understands and acknowledges that Vendor information related to installation, operation, repair, or maintenance shall not be considered confidential or proprietary, and AT&T may disclose any such information for purposes of installing, operating, repairing, replacing, removing, and maintaining the Material.

(g)  Notwithstanding anything to the contrary contained in this Agreement (including in this Section), AT&T may disclose the existence of this Agreement and the FirstNet-related terms contained herein and high level confidential information (excluding fees and specific terms and conditions) to relevant employees of the FirstNet Authority and any state, county, city, or

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

other locality in which the Cell Sites that are to be built in accordance with this Agreement and the Build Addendum will be located.

3.17  Infringement

(a)  Definitions. For purposes of this Section:

(i)   “Infringement Loss” shall mean any Liability, loss, claim, demand, suit, cause of action, settlement payment, cost, expense, interest, award, judgment, damages (including punitive and exemplary damages and increased damages for willful infringement), Liens, fines, fees, penalties, and Litigation Expense.

(ii)  “Provided Elements” shall mean any Material, Services or Deliverables or other products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information, or any functionality therein, provided to any AT&T Indemnified Party by or on behalf of Vendor (including by any of Vendor’s Subcontractors or distributors or any Vendor Person) pursuant to this Agreement (including under any addendum, order, statement of work, exhibit, schedule or other document under, subordinate to, or referencing this Agreement); provided, however, that Provided Elements shall not include any AT&T Provided Equipment.

(b)  Obligations.

(i)      Vendor shall indemnify, hold harmless, and defend (which shall include cooperating with AT&T as set forth below in the defense of) each of the AT&T Indemnified Parties against any Infringement Loss or other Liability resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit brought by any third party (“Covered Claim”), regardless of whether such Covered Claim is meritorious, of:

1.    infringement (including direct, contributory and induced infringement) of any patent, copyright, trademark, service mark, or other Intellectual Property Right in connection with the Provided Elements, including any Covered Claim of infringement based on:

A.   making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Provided Elements (or having others do any of the foregoing, in whole or in part, on behalf of or at the direction of the AT&T Indemnified Parties), or

B.   use of Provided Elements in combination with products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information not furnished by Vendor, including use in the form of the making, having made or using of an apparatus or system, or the making or practicing of a process or method unless the function performed by the Provided Elements in such combination is of a type that is neither normal nor reasonably anticipated for such Provided Elements (a “Combination Claim”);

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

2.   misappropriation  of  any  trade  secret,  proprietary  or  non-public  information  in connection with the Provided Elements;

any and all such Infringement Loss or other Liabilities referenced in this Subsection (b)(i) being hereinafter referred to as a “Covered Loss.”

(ii)    Insofar as Vendor’s obligations under Subsection (b)(i) result from, arise out of, or relate to a Covered Claim that is a Combination Claim, Vendor shall be liable to pay only its Proportionate Share of the Covered Loss associated with such Combination Claim. The “Proportionate Share” payable by Vendor shall be a portion of the Covered Loss determined, not at AT&T’s sole discretion, but rather on an objectively fair and equitable basis (taking into account the relevant facts and circumstances and using the same standards that would be applied by a court or other neutral adjudicator under applicable Law) to be attributable to Vendor based on the relative materiality of the role played by the applicable Provided Elements in the Combination Claim. If Vendor believes AT&T’s assessment of Vendor’s Proportionate Share is not fair and equitable, then Vendor’s Proportionate Share shall be determined, insofar as possible, through good faith negotiation between the Parties; provided, however, that a failure of the Parties to agree on Vendor’s Proportionate Share shall not relieve Vendor of its obligations to pay its Proportionate Share under this Section. Vendor shall make payments in satisfaction of its Proportionate Share obligation whenever such payments become due. In no event shall Vendor be liable, with regard to a Combination Claim, for more than its Proportionate Share. If the Parties cannot mutually agree on Vendor’s Proportionate Share within sixty (60) days of AT&T’s providing Vendor with AT&T’s assessment of Vendor’s Proportionate Share, either Party may notify the other Party that a dispute has occurred, at which point the Parties shall follow the dispute resolution procedures set forth in Section 4.8 (“Dispute Resolution”), provided that in preparation for the escalation set forth in Section 4.8(a), Vendor shall notify AT&T in writing of the percentage which Vendor believes, in good faith, constitutes Vendor’s Proportionate Share (“Vendor’s Minimum Share”). If arbitration is invoked under Section 4.8(b), all arbitrators shall be qualified by education, training, and experience in both the intellectual property law (e.g., patent law) and the technology relevant to any dispute under this Section. Throughout the course of attempting to resolve the dispute, Vendor shall continue to pay Vendor’s Minimum Share to AT&T as such payments become due. When Vendor’s Proportionate Share is finally determined (either through escalation or arbitration, as the case may be) (“Determined Proportionate Share”), there shall be a true-up and Vendor shall promptly pay to AT&T the aggregate amount of past underpayments (i.e., the difference between monies previously due computed at the Determined Proportionate Share, minus those amounts that Vendor had actually paid to AT&T), if any. Thereafter, Vendor shall promptly pay its Determined Proportionate Share. (In the event that the Determined Proportionate Share is less than the Vendor’s Minimum Share, AT&T shall refund to Vendor any past overpayments.) In no event shall AT&T’s acceptance of payments computed at Vendor’s Minimum Share prejudice or waive any of AT&T’s rights under this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(iii)    AT&T shall have sole control over the defense of (1) any Combination Claim and (2) any other Covered Claim that involves Vendor and one or more other suppliers of AT&T or its Affiliates ((1) and (2) being hereinafter referred to separately and collectively as a “Compound Claim”). Vendor shall cooperate with AT&T to facilitate the defense and may, at its option and at its own expense, participate with AT&T in the defense with counsel of its own choosing. Where AT&T controls the defense under this Subsection (b)(iii), AT&T shall make good faith efforts to enter into a reasonable joint defense or common interest agreement with Vendor.

(iv)    Insofar as Vendor’s obligations under Subsection (b)(i) result from, arise out of, or relate to a Covered Claim other than a Compound Claim, Vendor shall have the discretion, but not the obligation, to control the defense of the Covered Claim. In the event that Vendor controls the defense of the Covered Claim, Vendor shall retain as its lead counsel, subject to AT&T’s approval (which shall not be withheld, conditioned or delayed except for reasons of apparent or actual conflict of interest), one or more competent attorneys from a nationally recognized law firm who have significant experience in litigating intellectual property claims of the type at issue, and the AT&T Indemnified Parties may, at their option and sole expense, participate with Vendor in the defense of such Covered Claim.

(v)     AT&T shall notify Vendor promptly of any Covered Claim; provided, however, that any delay in such notice shall not relieve Vendor of its obligations under this Section, except insofar as Vendor can show that such delay actually and materially prejudiced Vendor.

(vi)    In no event shall Vendor settle, without AT&T’s prior written consent, any Covered Claim, in whole or in part, in a manner that would require any AT&T Indemnified Party to discontinue or materially modify its products or services (or offerings thereof). In no event shall Vendor enter into any agreement related to any Covered Claim or to the Intellectual Property Rights asserted therein that discharges or mitigates Vendor’s liability to the third-party claimant but fails to fully discharge all of AT&T’s liabilities as to the Covered Loss.

(c)  Continued Use of Provided Elements Upon Injunction. Without in any manner limiting the foregoing indemnification, if, as a result of a Covered Claim, (i) the AT&T Indemnified Parties’ rights under this Agreement are restricted or diminished, or (ii) an injunction, exclusion order, or other order from a court, arbitrator or other competent tribunal or governmental authority preventing or restricting the AT&T Indemnified Parties’ use or enjoyment of the Provided Elements is issued, imminent, or reasonably likely to be issued, then, in addition to its other obligations set forth in this Section, Vendor, in any case at its sole expense (or, in the case of a Combination Claim, at its fairly and equitably apportioned expense) and at no loss, cost or damage to the AT&T Indemnified Parties or their customers, shall use commercially reasonable efforts to obtain for the AT&T Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to obtain for the AT&T Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements in the combination at issue); provided that if Vendor is unable to obtain such right, then Vendor

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

shall, after consulting with and obtaining the written approval of the AT&T Indemnified Parties, provide modified or replacement non-infringing Provided Elements that are (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to provide a modified or replacement non- infringing combination, with the Provided Elements being modified or replaced as needed therein, that is) equally suitable and functionally equivalent while retaining the quality of the original Provided Elements and complying fully with all the representations and warranties set forth in this Agreement and all Specifications; provided further that if Vendor is unable in this way to provide such modified or replacement non-infringing Provided Elements, then AT&T shall have the right, at its option and without prejudice to any other rights or remedies that AT&T has in contract, law or equity: (1) to exercise any of the Termination Remedies set forth in the Build Addendum and to terminate AT&T’s obligations under this Agreement with respect to the impacted Cell Sites and receive a reduction in the Maintenance Fees with respect to such Cell Site(s), and/or (2) to require Vendor, as applicable, to remove, accept return of, or discontinue the provision of the Provided Elements, to refund to AT&T the purchase price thereof or other monies paid therefor (subject, in the case of Provided Elements other than services, to reduction based on the amount of depreciation or amortization over the useful life of the Provided Elements at issue), and to reimburse AT&T for any and all reasonable out-of- pocket expenses of removing, returning or discontinuing such Provided Elements.

(d)  Elimination of Charges. After AT&T ceases, as a result of actual or claimed infringement or misappropriation, to exercise the rights granted under this Agreement with respect to the Provided Elements, AT&T has no obligation to pay Vendor any Structured Payments or Maintenance Fees that would otherwise be due under this Agreement for such rights.

(e)  Exceptions. Vendor shall have no liability or obligation to any of the AT&T Indemnified Parties for that portion of a Covered Loss which is based on (and only to the extent such portion is based on):

(i)      use of the Provided Elements by the AT&T Indemnified Parties in a manner that constitutes a material breach of this Agreement; or

(ii)    an unauthorized modification of the Provided Elements by an AT&T Indemnified Party; or

(iii)   Vendor’s conformance to the AT&T Indemnified Party’s written specifications, unless any one or more of the following is true:

1.   there was a technically feasible non-infringing means of complying with those specifications, unless Vendor can show that, at the time of such compliance, such non- infringing means would have been cost-prohibitive (whether on an individual Cell Site basis, or across multiple Cell Sites as set forth in the Build Addendum); or

2.   the relevant specifications are designed to bring the Provided Elements into compliance with, or have the Provided Elements conform to, an industry standard, which standard is promulgated by a generally recognized industry standards-setting body and which standard is not required for compliance with an applicable law, ordinance, regulation,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

or building code governing the manner in which Cell Sites may lawfully be constructed; or

3.   products, services, or other items that substantially meet such written specifications, and that in other respects are substantially similar to the Provided Elements are typically provided by or on behalf of Vendor to third parties in connection with Services substantially similar to those provided herein; or

4.   the relevant specifications for the Provided Elements are of Vendor’s (or one or more of its sub-suppliers’) origin, design, or selection.

(f)   OTHER LIMITATIONS OF LIABILITY NOT APPLICABLE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY (AND WHETHER OR NOT SUCH A PROVISION CONTAINS LANGUAGE TO THE EFFECT THAT THE PROVISION TAKES PRECEDENCE OVER OTHER PROVISIONS CONTRARY TO IT), WHETHER EXPRESS OR IMPLIED, NONE OF THE LIMITATIONS OF LIABILITY (INCLUDING ANY LIMITATIONS REGARDING TYPES OF OR AMOUNTS OF DAMAGES OR LIABILITIES) CONTAINED ANYWHERE IN THIS AGREEMENT WILL APPLY TO VENDOR’S OBLIGATIONS UNDER THIS SECTION.

3.18 Insurance

(a)  With respect to Vendor’s performance under this Agreement, and in addition to Vendor’s obligation to indemnify, Vendor shall at its sole cost and expense:

(i)      maintain the insurance coverages and limits required by this Section and any additional insurance and/or bonds required by Laws:

1.    at all times during the term of this Agreement and until completion of all Work associated with this Agreement, whichever is later; and

2.    with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later. If a “claims-made” policy is maintained, the retroactive date must precede the commencement of Work under this Agreement;

(ii)    require each Subcontractor who may perform Work under this Agreement or enter upon any Cell Site to maintain coverages, requirements, and limits at least as broad as those listed in this Section, when prorated for the value of the Work to be performed by such Subcontractor from the time when the Subcontractor begins Work, throughout the term of the Subcontractor’s Work and, with respect to any coverage maintained on a “claims made” policy, if any, for two (2) years thereafter;

(iii)   procure the required insurance from an insurance company eligible to do business in the state or states where Work will be performed and having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of Workers’ Compensation insurance, Vendor may procure insurance from the state fund of the state where Work is to be performed; and

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(iv)    if requested, provide to AT&T or AT&T’s third party administrator certificates of insurance stating the types of insurance and policy limits. Vendor shall provide or have the issuing insurance company provide at least thirty (30) days’ advance written notice of cancellation, non-renewal, or reduction in insurance coverage, terms, or limits.

(b)  The Parties agree that:

(i)      the failure of AT&T to request such certificate of insurance or failure of AT&T to identify a deficiency will not be construed as a waiver of Vendor’s obligation to maintain the insurance required under this Agreement;

(ii)    the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Vendor, nor shall it be deemed as a limitation on Vendor’s liability to AT&T in this Agreement;

(iii)   Vendor may meet the required insurance coverages and limits below with any combination of primary and Umbrella/Excess liability insurance; and

(iv)    Vendor is responsible for any deductible or self-insured retention.

(c)  The insurance coverage required by this Section includes:

(i)        Workers’ Compensation insurance with benefits afforded under the laws of any state in which the Work is to be performed and Employers Liability insurance with limits of at least:

$500,000 for Bodily Injury – each accident

$500,000 for Bodily Injury by disease – policy limits

$500,000 for Bodily Injury by disease – each employee

To the fullest extent allowable by Law, the policy must include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees. In states where Workers’ Compensation insurance is a monopolistic state-run system, Vendor shall add Stop Gap Employers Liability with limits not less than $500,000 each accident or disease.

(ii)       Commercial General Liability insurance written on Insurance Services Office (ISO) Form CG 00 01 12 04 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least:

$2,000,000 General Aggregate limit

$1,000,000 each occurrence limit for all bodily injury or property damage incurred in any one (1) occurrence

$1,000,000 each occurrence limit for Personal Injury and Advertising Injury

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

$1,000,000 each occurrence limit for Products/Completed Operations

If applicable, Vendor will maintain Products/Completed Operations for at least two (2) years following completion of the Work.

The Commercial General Liability insurance policy must:

1.   include AT&T, its Affiliates, and their directors, officers, and employees as additional insureds. Vendor shall provide a copy of the additional insured endorsement to AT&T. The additional insured endorsement may either be specific to AT&T or may be “blanket” or “automatic” addressing any Person as required by contract. A copy of the additional insured endorsement must be provided within sixty (60) days of execution of this Agreement and within sixty (60) days of each Commercial General Liability policy renewal;

2.   include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees; and

3.   be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

(iii)      Property Insurance with limits sufficient to cover the full replacement cost of all of the Cell Sites against direct and indirect loss or damage by fire and all other casualties and risks covered under “all risk” insurance respecting the tower and other improvements located at the Cell Site(s).

(iv)       Business Automobile Liability insurance if vehicles will be used in the performance of the Agreement with limits of at least $1,000,000 each accident for bodily injury and property damage, extending to all owned, hired, and non-owned vehicles. AT&T, its Affiliates and their directors, officers and employees shall be included as additional insureds on a primary and non-contributory basis.

(v)        Umbrella/Excess Liability insurance with limits of at least $10,000,000 each occurrence, claim or wrongful act with terms and conditions at least as broad as the underlying Commercial General Liability, Business Automobile Liability, and Employers Liability policies. Umbrella/Excess Liability limits will be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

(vi)       Professional  Liability  (Errors  &  Omissions)  insurance  with  limits  of  at  least $5,000,000 each claim or wrongful act.

(vii)      Explosion, Collapse, and Underground Damage Liability must not be excluded from the Commercial General Liability policy for any Work involving explosives or any underground Work. Explosion, Collapse, and Underground Damage Liability will have the same limit requirement as the Commercial General Liability policy.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(viii)     To the extent that Vendor utilizes drones, Aircraft Liability insurance covering drones and similar devices, with limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit for bodily injury and property damage and providing coverage on a worldwide basis and including commercial use and hired operations.

3.19  Invoicing and Payment

(a)  Promptly after Location Acceptance, Vendor will render an invoice in duplicate to AT&T with respect to the applicable Cell Site. Such invoice for such Cell Site shall be consistent with the AT&T purchase order and detail the Material, Deliverables and Services provided for such Cell Site. The Vendor invoice must specify in detail, if applicable, (i) quantities of each item of Material, Deliverable, and Services, (ii) prices of each item of Material, Deliverable, and Services, (iii) whether the item is taxable and the amount of tax per item, (iv) total amounts for each item, (v) total amount of applicable sales or use taxes, (vi) discounts, if any, (vii) shipping charges, if any, (viii) total amount due, (ix) remit to address, (x) description of Material, Deliverables, and Services, and (xi) special service charges, if any. Each invoice shall specifically reference that the invoice will be paid in accordance with the terms set forth in this Agreement and all payments for amounts due on such invoice for Material, Deliverables, and Services provided under the Build Addendum will be made in accordance with the Structured Payments Schedule attached as Schedule 3 to the Build Addendum. AT&T will promptly review such invoice and, unless AT&T disputes in good faith the amounts set forth therein, will promptly acknowledge that the Structured Payment set forth therein is due in accordance with the terms of this Agreement and the Build Addendum. In the event that AT&T disputes in good faith any amounts set forth in any such invoice, AT&T shall give written notice of such disputed amounts to Vendor prior to the due date of the first Structure Payment set forth in such invoice. Vendor will provide a payment request to AT&T on a monthly basis on the first day of each calendar month for the Structured Payments set forth in the Build Addendum and the Maintenance Fees set forth in the Maintenance Addendum, in each case as provided in the respective addendum. AT&T shall pay Vendor no later than sixty (60) days after receipt of such monthly payment request for Structured Payments. AT&T shall pay, or provide a written notice of any good faith dispute to, Vendor no later than ninety (90) days after receipt of an invoice for Maintenance Fees. Any dispute of an invoice for Maintenance Fees shall be made by AT&T in good faith and shall set forth in writing a detailed description of the disputed amounts and the reason for such dispute. Notwithstanding any good faith dispute, AT&T shall pay all undisputed amounts in full to Vendor no later than the due date for such invoice. Invoices received by AT&T more than one (1) year after the Delivery of Material and Deliverables or the provision of Services are untimely and AT&T has no obligation to pay such invoices.

(b)  Vendor shall pay any amount due to AT&T or its Affiliates within sixty (60) days after written demand or invoice by AT&T.

(c)  Vendor agrees to accept standard, commercial methods of payment and evidence of payment obligations, including, but not limited to, credit card payments, purchasing card payments, AT&T’s purchase orders, and electronic fund transfers, in connection with any amounts owed by AT&T hereunder.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

3.20  Licenses and Patents. Except as provided in Section 3.29, no license, express or implied, is granted under this Agreement to Vendor for any patent, trademark, copyright, trade secret or any other intellectual property or application therefor which is now or may hereafter be owned by AT&T or its Affiliates.

3.21  Limitation of Damages. Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable to the other Party for any special, consequential, incidental or punitive damages, however caused, based on any theory of liability except to the extent such damages are payable by such Party (a) pursuant to its indemnification obligations under Section 3.15 and infringement indemnification obligations under Section 3.17, (b) arising out of or resulting from such Party’s breach of its confidentiality obligations set forth in this Agreement (including Section 3.16,  Section 3.48, Section 4.2 and Exhibit A attached hereto) or (c) in connection with a Third Party Loss arising out of or resulting from such Party’s violation of applicable Law.

3.22  Offset Right. Any amounts payable (including any recoupment claims or other amounts to be reimbursed) by Vendor or its Affiliates to AT&T or its Affiliates under this Agreement (including under the Build Addendum or the Maintenance Addendum) may be offset against the Maintenance Fees or any payment due or to become due to Vendor or its Affiliates from AT&T or its Affiliates under the Transport Agreement, Master License Agreement; provided, however, that AT&T’s offset right under this Section 3.22 shall not apply to any Structured Payments for any Cell Site that has reached Location Acceptance and AT&T hereby waives all such rights of setoff and recoupment against such Structured Payments. Prior to exercising its right to offset amounts pursuant to this Section 3.22, AT&T shall provide written notice to Vendor of its intention to offset such amounts and to the extent any dispute between the Parties exists in respect of the amount to be offset, AT&T must first utilize the Escalation Procedure in Section 4.8(a).

3.23  Material and Services Furnished by Vendor and AT&T. Vendor shall furnish all Services, including individuals to provide field and administrative support, and Vendor shall furnish all Material required to perform the Work, except those items specifically listed in this Agreement, the Build Addendum or the Maintenance Addendum to be furnished by AT&T. Any material provided by AT&T shall remain AT&T’s material and shall be used only in connection with Work under this Agreement. Vendor shall protect and preserve AT&T’s material and shall promptly return at the end of contracted Work, at Vendor’s expense, any material not used, unless AT&T instructs Vendor otherwise in writing. AT&T shall receive full title and ownership rights to all Material furnished by Vendor relating to any Cell Site upon Location Acceptance of such Cell Site.

3.24  Non-Exclusive Market. Other than with respect to the Cell Sites expressly contemplated in the Build Addendum, this Agreement does not grant Vendor any right or privilege to provide to AT&T any Work of the type described in or purchased under this Agreement in any market or geographic area. Except for obligations arising under the Build Addendum or the Maintenance Addendum and any work orders or trouble tickets thereunder that have not been terminated as provided herein, this Agreement does not obligate AT&T to purchase  or  license  any  such  Work  from  Vendor.    AT&T  may  contract  with  other

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

manufacturers and vendors for the procurement or trial of Work comparable to that described in or purchased under this Agreement for sites other than the Cell Sites expressly contemplated in the Build Addendum, and AT&T may itself perform such Work.

3.25  Notice of Certain Events. Vendor shall promptly notify AT&T of any of the following which is connected with any Deliverables: (a) any material investigation, indictment, lawsuit, or administrative or other proceeding, or (b) the revocation of any license, permit or other document issued to Vendor by any governmental authority necessary for Vendor to complete its obligations as set forth herein. Prior to Location Acceptance of all Cell Sites pursuant to the Build Addendum, Vendor must notify AT&T immediately (and in any event within three (3) business days) in writing, if it breaches (or is given written notice of an alleged breach or prospective breach of) a material covenant in any material financial or material operational arrangement of Vendor. Following Location Acceptance of all Cell Sites pursuant to the Build Addendum, Vendor must notify AT&T immediately (and in any event within three (3) business days) in writing, if it breaches (or is given written notice of an alleged breach or prospective breach of) a material covenant in any material financial or material operational arrangement of Vendor that could reasonably be expected to adversely impact Vendor’s ability to perform its obligations under this Agreement.

3.26 Notices

(a)  Each Party giving or making any notice, consent, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: certified mail (return receipt requested and postage prepaid); U.S. Postal Service overnight or priority mail; internationally recognized overnight courier (in either case with all fees prepaid); or email. If a Notice is given by e-mail, then it must be confirmed by a copy sent by any one of the other methods. Each Party giving a Notice shall address the Notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

Commnet:

Commnet Wireless, LLC

400 Northridge Road, Suite 31100

Atlanta, GA 30350 Attn: Joseph Moravec

Email Address: jmoravec@atni.com

Business Number: 404-649-6625

With a copy (which shall not constitute notice) to:

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Commnet Wireless, LLC c/o ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915 Attn: General Counsel

Email Address: legalnotices@atni.com

Business Number: (978) 619-1323

AT&T:

AT&T Mobility LLC

1025 Lenox Park Blvd

Atlanta, GA 30319

Attn: Kurt Dresch, Director - Global Connection Management

Email: kurt.dresch@att.com

and

AT&T Mobility LLC

2180 Lake Blvd. NE

B1260

Atlanta, GA 30319

Attn: Anu Seam, Assistant Vice President and Senior Legal Counsel

Email Address: anu.seam@att.com

With a required copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE, Suite 2800

Atlanta, Georgia 30309

Attention: S. Joel Cartee

Telephone: (404) 815-5909

Facsimile: (404) 541-3238

E-mail: JCartee@kilpatricktownsend.com

(b)  A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the Notice. A Notice is deemed to have been received as follows:

(i)   If a Notice is sent by certified mail, U.S. Postal Service overnight or priority mail, or internationally recognized overnight courier, upon the date of delivery as indicated by the receipt or other tracking record;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(ii)  If a Notice is sent by e-mail, upon successful transmission to the recipient’s email account, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such Notice expires, and a confirmation copy is sent by one of the other methods.

(c)  The addresses and telephone numbers to which Notices may be given to the Addressees of either Party may be changed by written Notice given by such Party to the other pursuant to this Section.

3.27  Offshore Work Prohibited. None of the Services under this Agreement shall be performed or provided and no Information related to this Agreement shall be collected, stored, handled or accessed by Vendor or its Subcontractors at any location outside of the United States. Additionally, Vendor shall not allow any of the Services under this Agreement to be performed or provided by any Restricted Entity and any Services performed or provided by a Subcontractor shall be subject to Vendor’s compliance with the requirements of the Section entitled “Work Done by Others”.

3.28  Order of Precedence. The terms of this Agreement govern all Work to be performed by Vendor while this Agreement remains in effect. This Agreement shall govern in lieu of all other pre-printed or standardized provisions that may otherwise appear in any other paper or electronic record of either Party (such as standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms).

In the event of a conflict between the terms of the body portion of this Agreement and any of the addendums, exhibits, schedules or appendices attached hereto, the order of precedence for controlling clauses shall be as follows: (a) Government Flow Downs and Contract Clauses attached to this Agreement as Exhibit A; (b) the Build Addendum or Maintenance Addendum, as applicable; and (c) the remaining provisions of this Agreement.

3.29 Ownership of Paid-For Development, Use and Reservation of Rights

(a)  Paid-For Development. AT&T shall be the exclusive owner of all right, title, and interest in and to all Paid-For Development (defined below), including, without limitation, all Intellectual Property Rights therein and thereto. Vendor shall assign or have assigned to AT&T and hereby assigns to AT&T all Intellectual Property Rights in and to the Paid-For Development. “Paid- For Development” shall mean any and all Items to the extent produced or developed by or on behalf of Vendor or its employees, agents, or direct or indirect contractors or suppliers (and whether completed or in-progress), and forming part of any Deliverable, Material or Service pursuant to this Agreement (including, without limitation, under the Build Addendum, Maintenance Addendum or any statement of work, exhibit, schedule, order or other document under, subordinate to, or referencing this Agreement) for which AT&T has been or will be charged Structured Payments, Maintenance Fees or any monies in connection with a Change Order. Paid-For Development shall always include (without limitation) any modifications, alterations or updates that fall within the definition of Paid-For Development but shall not

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

include any Items produced by Vendor for its own use in connection with performance of the Services and for which AT&T has not been charged.

(b)  License Grant to AT&T. Vendor hereby grants and promises to grant and have granted to AT&T and its Affiliates a royalty-free, nonexclusive, sublicensable, assignable, transferable, irrevocable, perpetual, world-wide license in and to any applicable Intellectual Property Rights of Vendor to use, copy, modify, distribute, display, perform, import, make, sell, offer to sell, and exploit (and have others do any of the foregoing on or for AT&T’s or any of its customers’ behalf or benefit) any Intellectual Property Rights of Vendor or any third party that are not included in Material or Paid-For Development but necessary to operate the Cell Sites or receive the full benefit of the Work.

(c)  Further Acts and Obligations. Vendor will take or secure such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by AT&T to evidence, transfer, perfect, vest or confirm AT&T’s right, title and interest in any Paid-For Development. Vendor shall, in all events and without the need of AT&T’s request, secure all Intellectual Property Rights in any Paid-For Development (and any licenses specified above) from each employee, agent, Subcontractor or sub-contractor of Vendor who has or will have any rights in the Paid-For Development or Intellectual Property Rights.

(d)  Reservation of Rights and Limited License. Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Vendor any right, title, or interest in or to (or granting to Vendor any license or other permissions in or to) any or all: (i) Items created by or on behalf of AT&T or directly or indirectly provided to Vendor (in any form, including, without limitation, verbally) by or on behalf of AT&T or its third party providers, including the AT&T Provided Equipment (as such term is defined in the Build Addendum) (“AT&T Provided Items”); (ii) Paid-For Development or (iii) Intellectual Property Rights, including, without limitation, any Intellectual Property Rights in or to any AT&T Provided Items or Paid- For Development. The sole exception to the foregoing reservation of rights is that AT&T hereby grants Vendor a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by AT&T, to use the AT&T Provided Items and Paid-For Development solely as instructed by AT&T and to the extent necessary for Vendor to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Vendor to (and Vendor hereby promises not to without the explicit prior written and signed consent of AT&T Intellectual Property, LLC (“ATTIP Consent”)) make use of any AT&T Provided Items, Paid- For Development or AT&T Intellectual Property Rights either for the benefit of any third party or other than as instructed in writing by AT&T (AT&T may be willing, in its sole discretion, to grant ATTIP Consent in exchange for appropriate additional compensation). Paid-For Development and AT&T Provided Items shall constitute AT&T Information under this Agreement.

3.30  Publicity.   Other than use of AT&T’s name in connection with Permit applications, Vendor shall not use AT&T’s or its Affiliates’ names, trademarks, service marks, designs,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

logos or symbols. In addition, Vendor shall not use any language or pictures which could in AT&T’s judgment imply AT&T’s or its Affiliates’ identities, or endorsement by AT&T, its Affiliates or any of its or their employees, in any (i) written, electronic, or oral advertising or presentation, or sales meeting, or (ii) brochure, newsletter, book, electronic database, testimonial quotation, thank you letter, reference letter or other communication of whatever nature, without prior written ATTIP Consent.

Vendor and its employees, agents, and Subcontractors shall refer any questions from the media or third parties regarding the Work to AT&T and shall not discuss the Work with the media or third parties, without the prior written ATTIP Consent. For the purpose of clarity, any disclosure of the existence of this Agreement or the Work by Vendor as required by Law, including the regulations of the Securities and Exchange Commission, shall not be a violation of this section; provided that, prior to any such disclosure being made in the first instance, Vendor shall give AT&T a reasonable opportunity to review and comment thereon (including any press release). To the extent that any disclosure required to be made by Vendor to the Securities and Exchange Commission has been previously reviewed by AT&T, then Vendor shall not be required to provide AT&T with a reasonable opportunity to review and comment thereon prior to such disclosure being made thereafter so long as no substantive changes have been made thereto. A breach of this “Publicity” Section shall be deemed a material breach of this Agreement.

3.31 Records and Audits

(a)  Vendor shall maintain complete and accurate records relating to the Work and the performance of this Agreement. AT&T and its auditors (including internal audit staff and external auditors) and governmental authorities shall have the right to review such records (“AT&T Audits”) held and created by Vendor, to verify the following:

(i)     the accuracy of Vendor’s invoices and AT&T’s payment obligations hereunder;

(ii)    that the Work charged for was actually performed;

(iii)   that the Services have been and are being provided in accordance with this Agreement;

(iv)   the integrity of Vendor’s systems that process, store, support, maintain, and transmit AT&T data;

(v)    Vendor’s records relating to the performance of Vendor’s Subcontractors with respect to any portion of the Services; and

(vi)   that Vendor and its Subcontractors are complying with Section 3.6 hereof.

When the FirstNet Authority or other governmental authority requests to review Vendor’s records, AT&T and its auditors will review these records first if the FirstNet Authority or other governmental authority permits such review, and provide the records to the requesting governmental authority; provided, however, the FirstNet Authority and other governmental authorities retain the right to perform audits independent of AT&T.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(b)  Subject to Subsection (g) below, Vendor shall provide and shall require that its Subcontractors provide to AT&T, its auditors (including internal audit staff and external auditors), and governmental authorities access at all reasonable times to:

(i)     any facility at which the Services or any portion thereof are being performed;

(ii)    systems and assets used to provide the Services or any portion thereof;

(iii)   Vendor employees and Subcontractor employees providing the Services or any portion thereof; and

(iv)   all Vendor and Subcontractor records, including financial records relating to the invoices and payment obligations and supporting documentation, pertaining to the Services.

The scope of AT&T Audits shall also include:

(i)     practices and procedures used in performing the Services;

(ii)    systems, communications and information technology used in performing the Services;

(iii)   general controls and security practices and procedures;

(iv)   supporting information and calculations regarding invoices and compliance with service requirements;

(v)    quality initiatives and quality assurance; and

(vi)   compliance with the terms of this Agreement.

AT&T’s access to the records and other supporting documentation shall include the right to inspect and photocopy Vendor’s documentation and the documentation of its Subcontractors as provided to Vendor, and the right to retain copies thereof outside of their physical location with appropriate safeguards, if such retention is deemed reasonably necessary by AT&T and only to the extent that all such records are maintained by AT&T in accordance with Section 3.16 hereof.

(c)  AT&T Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate AT&T’s business, if required by applicable Law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or deficiencies), upon at least ten (10) business days advance notice (unless otherwise mandated by Law) and during business hours. Vendor will cooperate, and will ensure that its Subcontractors cooperate, in the AT&T Audits, and will make the information reasonably required to conduct the AT&T Audits available on a timely basis.

(d)  If, as a result of an AT&T Audit, AT&T determines that Vendor has not performed or has unsatisfactorily performed any obligation under this Agreement, then Vendor will promptly remedy the non-performance or unsatisfactory performance.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(e)  Vendor will maintain and retain the records set forth in Subsection (a) during the term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Vendor shall retain such records until AT&T notifies Vendor that such discovery or legal hold request has expired). Vendor will provide AT&T, at AT&T’s request and cost, with paper and electronic copies of documents and information reasonably necessary to verify Vendor’s compliance with this Agreement. Upon notification by AT&T of a discovery or legal hold request, Vendor shall fully cooperate with such request and immediately preserve any Vendor records covered by such request and promptly provide such Vendor records requested by AT&T related to the inquiry.

(f)   Except as provided in Subsection (d), all reasonable out-of-pocket costs and expenses incurred by AT&T in connection with an AT&T Audit shall be paid by AT&T. Vendor shall be solely responsible for all costs and expenses incurred by Vendor in connection with its obligations under this Section. In the event that either Party requires that an audit be performed by an independent auditor, unless otherwise specified herein, the Party requesting such independent auditor will be responsible for the costs and expenses associated with the independent auditor.

(g)  With respect to AT&T requests for audits or inspections of Vendor’s Subcontractors, the following applies:

(i)      If Vendor’s agreement with its applicable Subcontractor permits an AT&T Audit, AT&T shall be permitted to conduct such audit directly or through a third party representative. Vendor shall work with AT&T in facilitating the Subcontractor’s cooperation for an expeditious and thorough audit or inspection.

(ii)    If Vendor’s contract with its applicable Subcontractor precludes AT&T from directly conducting an audit or inspection, Vendor shall use reasonable best efforts to enable AT&T to perform an audit of the Subcontractor with Vendor coordinating the audit process. Failing those efforts, Vendor shall, upon AT&T’s request and at AT&T’s expense, conduct the audit or inspection on behalf of AT&T, subject to terms agreed to by Vendor and AT&T for the Subcontractor audit, such as areas to be audited, applicable fees, and the timeframe for reporting audit results to AT&T. If AT&T’s request for a Vendor audit or inspection arises from, in AT&T’s good faith opinion, materially or consistently deficient Service provided by the Subcontractor under AT&T’s account, and the audit in both Parties’ opinions confirms such deficiencies, Vendor shall not charge AT&T a fee for the Vendor’s audit of its Subcontractor.

(iii)   If Vendor’s contract with its applicable Subcontractor does not allow Vendor access to the facilities and systems of Subcontractor required to conduct the audit described in Subsection (b) above, then Vendor shall provide a list of such Subcontractors and the services being provided by such Subcontractor to AT&T for its review. To the extent AT&T deems it reasonably necessary to require such access, then Vendor will renegotiate its contract with the applicable Subcontractor in order to obtain the audit rights described in Subsection (b) above.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

3.32  Restricted Entities. Vendor may not deliver or obtain any Material or Deliverables from or use any Restricted Entities to provide any Services under this Agreement, without prior written consent from AT&T. Vendor may not use, in connection with any Deliverable, Material or Service provided hereunder, any element, equipment, location, instrumentality or the like where a Restricted Entity has a security interest in that element, equipment, location, instrumentality or the like. Vendor may not obtain financing from any Restricted Entity or use any Cell Sites or Material owned, leased from, operated or financed by any Restricted Entity.

3.33  Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the Parties agree that the remaining provisions of this Agreement shall remain in full force if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner that is materially adverse to either Party by severing the provision determined to be invalid, illegal, or unenforceable.

3.34  Supplier Citizenship and Sustainability. Vendor shall conduct business with an abiding respect for corporate citizenship, sustainability, and human rights (“Citizenship and Sustainability”). Upon AT&T’s request, which request may only be made once per calendar year, Vendor shall provide to AT&T reasonable information, reports, or survey responses to demonstrate Vendor’s operation of its business in the context of Citizenship and Sustainability.

3.35  Survival of Obligations. Obligations and rights under this Agreement that by their nature would reasonably continue beyond the termination or expiration of this Agreement (including those in the Sections entitled “Compliance with Laws,” “Construction and Interpretation,” “Cumulative Remedies,” “Entire Agreement,” “Governing Law,” “Information,” “Indemnity,” “Infringement,” “Insurance,” “Limitation of Damages,” “Order of Precedence,” “Ownership of Paid-For Development, Use and Reservation of Rights,” “Publicity,” “Severability,” “AT&T Supplier Information Security Requirements (SISR),” “Warranty,” “Customer Information,” “Dispute Resolution” and the representations, warranties, indemnities and Termination Remedies) will survive the termination or expiration of this Agreement.

3.36 Taxes

(a)  Vendor shall invoice AT&T the amount of any federal excise, state, and local transaction taxes imposed upon the sale of Material, Delivery of Deliverables, and provision of Services under this Agreement. All such taxes must be stated as separate items on the applicable Material, Deliverable, or Services invoice listing the taxing jurisdiction imposing the tax. Installation, labor and other non-taxable charges must be separately stated. AT&T shall pay all applicable taxes to Vendor that are stated on and at the time the Material, Deliverables, or Services invoice is submitted by Vendor. Vendor shall remit taxes to the appropriate taxing authorities. Vendor shall honor tax exemption certificates, and other appropriate documents, which AT&T provides to Vendor, pursuant to relevant tax provisions of the taxing jurisdiction providing the exemption.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(b)  Vendor will pay any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of the delay or failure of Vendor, for any reason other than AT&T’s failure to reimburse Vendor in a timely manner for such amounts, to pay any tax or file any return or information required by law, rule, or regulation or by this Agreement to be paid or filed by Vendor.

(c)  Upon AT&T’s request, the Parties shall consult with respect to the basis and rates upon which Vendor shall pay any taxes or fees for which AT&T is obligated to reimburse Vendor under this Agreement. If AT&T determines that, in good faith and pursuant to applicable Law, any such taxes or fees are not payable or should be paid on a basis less than the full price or at rates less than the full tax rate, AT&T shall notify Vendor in writing of such determinations, Vendor shall make payment in accordance with such determinations, and AT&T shall be responsible for such determinations. If collection is sought by the taxing authority for a greater amount of taxes than that so determined by AT&T, Vendor shall promptly notify AT&T. If AT&T desires to contest such collection, AT&T shall promptly notify Vendor. Vendor shall cooperate with AT&T in contesting such determination, but AT&T shall be responsible and shall reimburse Vendor for any tax, interest, or penalty in excess of AT&T’s determination and shall reimburse Vendor for Litigation Expense incurred by Vendor in connection with contesting such determination.

(d)  If the parties agree, where such agreement shall not be unreasonably withheld, conditioned, or delayed, that AT&T has paid Vendor for any taxes in excess of the amount that AT&T is obligated to pay Vendor under this Agreement, AT&T and Vendor shall consult in good faith to determine the appropriate method(s) to seek recovery of such excess payments, which method(s) may include, but are not limited to, (i) Vendor crediting any excess payments against tax amounts or other payments due from AT&T solely to the extent Vendor has successfully made corresponding adjustments to its payments to the relevant tax authority, (ii) Vendor timely filing claims for refund and any other documents required to recover any excess payments and Vendor promptly remitting to AT&T all such refunds and interest received, and (iii) Vendor immediately refunding to AT&T such excess payments.

(e)  If any taxing authority advises Vendor that it intends to audit Vendor with respect to any taxes for which AT&T is obligated to reimburse Vendor under this Agreement, Vendor shall (i) promptly so notify AT&T, (ii) afford AT&T an opportunity to participate with Vendor in such audit with respect to such taxes, and (iii) keep AT&T fully informed as to the progress of such audit. Except as set forth in Subsection (c) above, each Party shall bear its own expenses with respect to any such audit, and the responsibility for any additional tax, interest, or penalty resulting from such audit is to be determined in accordance with the applicable provisions of this Section 3.36. Vendor’s failure to comply with the notification requirements of this Section 3.36 will relieve AT&T of its responsibility to reimburse Vendor for taxes only to the extent that Vendor’s failure actually and materially prejudiced AT&T’s ability to contest imposition or assessment of those taxes.

(f)   In addition to its rights under Subsections (c), (d), and (e) above with respect to any tax or tax controversy covered by this Section 3.36, AT&T is entitled to contest, pursuant to applicable Law and tariffs and at its own expense, any tax previously invoiced that AT&T is ultimately

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

obligated to pay. AT&T is entitled to the benefit of any refund or recovery of amounts actually received by AT&T or Vendor that AT&T has previously paid to Vendor resulting from such a contest. Vendor shall cooperate in any such contest, but AT&T shall reimburse Vendor for Litigation Expense incurred by Vendor in obtaining a refund or credit for AT&T.

(g)  If either Party is audited by a taxing authority or other governmental entity in connection with taxes under this Section 3.36, the other Party shall reasonably cooperate with the Party being audited in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

(h)  AT&T and Vendor shall reasonably cooperate with each other with respect to any tax planning to minimize taxes.

(i)   Vendor and any of its Affiliates, as appropriate, receiving payments hereunder shall provide AT&T with a valid United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN- E, W-8ECI, W-8EXP, W-8IMY, or W-9 (or any successor form prescribed by the IRS). AT&T may reduce any payment otherwise due to Vendor in connection with the sale of Material, Delivery of Deliverables, or provision of Services under this Agreement by the amount of any tax imposed on Vendor that AT&T is required to pay directly to a taxing or other governmental authority (“Withholding Tax”). Alternatively, if applicable Law permits, AT&T agrees that it will honor a valid exemption certificate or other mandated document evidencing Vendor’s exemption from payment of, or liability for, any Withholding Tax as authorized or required by statute, regulation, administrative pronouncement, or other Law of the jurisdiction providing said exemption.  AT&T shall provide Vendor with documentation evidencing withholding in a reasonable time.

3.37  Termination and Suspension

(a)  Mutual Agreement – This Agreement, the Build Addendum and/or the Maintenance Addendum may be terminated at any time upon the mutual written consent of the Parties.

(b)  Termination for Convenience – This Agreement, the Build Addendum and the Maintenance Addendum may not be terminated by either Party at any time for its own convenience.

(c)  Termination for Cause

(i)   If either Party breaches any provision of this Agreement (which for purposes of this Section 3.37(c) shall not mean any breaches of the Build Addendum or Maintenance Addendum) and (i) if the breach is one that by its nature could be cured, and such breach is not cured within thirty (30) days (or such other applicable cure period expressly provided herein and applicable to such breach) after the breaching Party receives written notice, provided that if such breach is not reasonably susceptible of cure within such thirty (30) day period (or such other applicable cure period) and Vendor is diligently and continuously pursuing a cure, the Parties shall cooperate in good faith to establish by mutual written agreement a reasonable extension of the applicable cure period, or (ii) if the breach is one that by its nature cannot be cured, or (iii) if the breach is a material violation of Laws that is not reasonably susceptible of cure, then, in addition to all other rights and remedies at law or

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

in equity or otherwise, the non-breaching Party shall have the right upon written notice to immediately terminate this Agreement (which termination shall include the Build Addendum and Maintenance Addendum), and exercise all Termination Remedies set forth in the Build Addendum, except AT&T cannot terminate its obligation to pay Vendor all Structured Payments for Cell Sites that have achieved Location Acceptance prior to the effective date of termination or any Maintenance Fees for Services performed under the Maintenance Addendum prior to the effective date of such termination. Failure of the non- breaching Party to immediately terminate this Agreement (x) following a breach which continues longer than such cure period, provided such breach has not been cured prior to the non-breaching Party’s providing notice of termination, or (y) following a breach that cannot be cured or that constitutes a material violation of Laws that is not reasonably susceptible to cure shall not constitute a waiver of the non-breaching Party’s rights to terminate.

(ii)  If Vendor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due, then AT&T shall have the right upon written notice to immediately terminate AT&T’s obligations under this Agreement or the Build Addendum or Maintenance Addendum, as applicable, and exercise all Termination Remedies set forth in the Build Addendum.

(iii) If (1) Vendor (A) receives a notice of default (or similar breach or violation) and has not cured such default (or similar breach or violation) within thirty (30) days from the receipt of such notice or (B) is in default under any credit facility or other financing arrangement, (2) any Vendor credit facility or other financing arrangement has been terminated or suspended (other than by Vendor or as a result of an expiration in accordance with its terms) or (3) Vendor no longer has access to funding under any credit facility or other financing arrangement required by Vendor to fulfill its obligations to AT&T under this Agreement, the Master License Agreement, the Transport Agreement and the Roaming Agreement (as such term is defined in the Build Addendum), then Vendor shall promptly, but no later than one (1) business day following Vendor’s receipt of notice of any such event, notify AT&T of such event and in addition to all other rights and remedies at law or in equity or otherwise, AT&T shall have the right upon written notice to immediately terminate AT&T’s obligations under this Agreement or the Build Addendum or Maintenance Addendum, as applicable, and exercise all Termination Remedies set forth in the Build Addendum; provided, that prior to exercising such termination right, AT&T shall enter into good faith discussions with Vendor to determine if Vendor can obtain alternative financing.

(d)  Bankruptcy.  In addition to all other termination rights set forth herein, this Agreement may be terminated by either Party or either Party may terminate its obligations hereunder, in each case in whole or in part (including terminating only specific addendums or specific Cell Sites), if the other Party files, or has filed against it, any voluntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or for any other relief under the United States Bankruptcy Code or under any other act or Law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; or such other Party has filed against

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

it any petition which petition seeks any of the foregoing relief or substantive consolidation of the assets of such other Party with a debtor in bankruptcy or liquidation and which is not dismissed within forty-five (45) days after the effective service of same; or the appointment is made of a receiver, custodian or trustee of such other Party or for all or a substantial part of the assets of such other Party.

(e)  Termination Events.  In addition to all other termination rights set forth herein, this Agreement may be terminated by AT&T or AT&T may terminate its obligations hereunder (including terminating only specific addendums or specific Cell Sites), upon the occurrence of (i) any Termination Event (as defined in the Build Addendum) applicable to one or more Cell Sites and upon such termination AT&T may exercise any or all of the Termination Remedies (as defined in the Build Addendum) available to it pursuant to the Build Addendum with respect to such impacted Cell Sites; or (ii) any termination (regardless of the reason therefor) of the Master License Agreement resulting in AT&T’s inability to use the impacted Cell Site.

(f)   Partial Termination - Whenever Law or a provision of this Agreement permits AT&T to terminate this Agreement with respect to a single Cell Site or group of Cell Sites or with respect to either the Build Addendum or Maintenance Addendum, AT&T may, at its option, terminate this Agreement in part with respect to such Addendum or on a Cell Site basis without further liability or obligation; provided that no such termination shall relieve AT&T’s obligation to make Structured Payments with respect to any Cell Sites that have reached Location Acceptance prior to the effective date of such termination and pay any Maintenance Fees for Services performed under the Maintenance Addendum prior to the effective date of such termination. The Parties acknowledge that the Build Addendum and Maintenance Addendum include specific partial termination rights on a Cell Site by Cell Site basis, including the Termination Remedies that allow for termination of AT&T’s obligations with respect to an individual Cell Site hereunder and special remedies to AT&T in connection with such termination.

(g)  Termination Charges – AT&T shall not be liable for any termination charges (or any charges for any Material or Services already ordered or performed at the time of termination) in any case when any termination results from a termination right granted to AT&T in this Agreement; provided that AT&T shall remain obligated to make Structured Payments with respect to any Cell Sites that have reached Location Acceptance prior to the effective date of such termination and pay any Maintenance Fees for Services performed under the Maintenance Addendum prior to the effective date of such termination.

(h)  Obligations upon Expiration or Termination - Upon expiration or termination of this Agreement, but prior to the effectiveness of full termination of the Agreement, AT&T may exercise any rights and remedies available to AT&T under this Agreement, at law or in equity, including AT&T’s right to exercise any one or more of the Termination Remedies set forth in the Build Addendum, and Vendor shall, upon the request and at the expense (other than termination in accordance with Subsection (c) hereof) of AT&T: (i) return all papers, materials, equipment, assets and property of AT&T held by Vendor, including title and ownership to all Material, (ii) provide reasonable assistance as may be necessary for the orderly, non-disrupted continuation of the Services, (iii) transfer all of the contracts related to the Cell Sites to AT&T

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

as contemplated in the Build Addendum and (iv) reimburse AT&T for any AT&T Provided Equipment or other assets that are not installed at a Cell Site and cannot be returned in good working order (based on the acquisition costs plus taxes and shipping costs). Vendor also agrees to assist AT&T in coordinating the transfer of the provision of the Services to a successor contractor, which shall include continuing to provide the required level of Services until the date of expiration or termination and providing the successor contractor with all pertinent information about the Services. For the purposes of clarity and notwithstanding any other provisions herein, no termination under this Agreement shall relieve AT&T’s obligation to make Structured Payments with respect to any Cell Sites that have reached Location Acceptance prior to the effective date of such termination and pay any Maintenance Fees for Services performed under the Maintenance Addendum prior to the effective date of such termination.

3.38 Third Party Administrative Services

(a)  Vendor acknowledges that a third party administrator will perform certain administrative functions for AT&T in relation to this Agreement. Such administrative functions may include:

(i)    Collecting and verifying certificates of insurance;

(ii)   Providing financial analysis;

(iii)  Verifying certifications under the Section entitled “Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises”; and

(iv)  Collecting and verifying Vendor profile information.

(b)  Vendor shall cooperate with such third party administrator in its performance of such administrative functions and shall provide such data as from time to time the third party administrator may request. Further, notwithstanding any other provision of this Agreement, Vendor agrees that AT&T may provide any information regarding Vendor to such third party administrator. AT&T shall contractually require the third party administrator to maintain confidentiality of Vendor’s information with rights to use it solely for purposes of the administrative functions. Vendor agrees to pay the third party administrator an annual fee for the performance of these administrative functions, which annual fee shall not exceed three hundred dollars ($300.00), and a one-time set-up fee of thirty dollars ($30.00). AT&T agrees to reimburse Vendor for such fees listed as a line item expense on the invoice issued by Vendor to AT&T pursuant to Section 3.19 for the month immediately following such payment.

3.39  Third Party Beneficiaries. All AT&T Affiliates receiving Material or Services under this Agreement and the federal government of the United States shall be express third party beneficiaries under this Agreement. Except to the extent expressly set forth to the contrary in this Agreement (including with respect to Affiliates of AT&T and the U.S. Government), there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third Person other than AT&T Affiliates and the U.S. Government with any

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

remedy, claim, liability, reimbursement, claim of action or other legal or equitable right in excess of those existing without reference to this Agreement.

3.40  Title and Risk. Title to Material furnished by Vendor shall vest in AT&T immediately and automatically upon Location Acceptance (as defined in the Build Addendum) or, if after Location Acceptance of a Cell Site, with respect to any Material provided in connection with the Maintenance Addendum, when actually installed or incorporated in the Work; provided, if the Material was paid for or provided by AT&T prior to incorporation into the Work, title shall always be vested in AT&T; provided, further, in both cases Vendor shall retain risk of loss and damages to all of the Material (including all AT&T Provided Equipment (as such term is defined in the Build Addendum)) until Location Acceptance and thereafter to the extent such Material is in the custody or control of Vendor.

3.41  Title To Material Furnished by AT&T. Title to material furnished by AT&T under this Agreement shall at all times be in AT&T’s name. Vendor assumes full responsibility for any loss or damage to such material while material is in Vendor’s or its Subcontractor’s possession or control and shall be liable for the full value of the material (which shall include AT&T’s acquisition cost plus all taxes and shipping). Vendor shall not allow or permit any Lien to be placed upon or otherwise encumber any AT&T Provided Equipment or other assets, properties or rights owned, operated or leased by AT&T or any of its Affiliates.

AT&T may inspect and inventory the material furnished by AT&T under this Agreement during Vendor’s normal business hours. Prior to Location Acceptance, Vendor shall provide AT&T escorted access to the premises wherein all such material is located and, following Location Acceptance, AT&T shall have access to the premises wherein all such material is located pursuant to the terms of the Master License Agreement and the applicable Site License thereunder or any third party Tower Lease, as applicable. The obligations assumed by Vendor with respect to material furnished by AT&T under this Agreement are for the protection of AT&T’s property. Should Vendor fail to comply in any respect, in addition to any other right or remedy AT&T may have, upon ten (10) days’ written notice to Vendor, AT&T may withdraw all or any part of the material furnished. Vendor shall, at AT&T’s option, return to AT&T, or hold for AT&T’s disposition, any or all of such material provided by AT&T under this Agreement upon termination of this Agreement or the withdrawal of the material furnished; provided however, that with respect to any scrap produced as a by-product remaining in Vendor’s possession at the completion of all Work to be provided at a Cell Site, Vendor shall, at AT&T’s option, return to AT&T, or hold for AT&T’s disposition, such scrap material for a period of one hundred twenty (120) days following the earlier of Location Acceptance at such Cell Site or the earlier termination of this Agreement with respect to such Cell Site.

At all times and at Vendor’s expense, Vendor shall maintain property insurance for all perils, for full replacement cost for all property of AT&T in the care, custody and control of the Vendor.  AT&T shall be named as an additional insured and loss payee.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

3.42  Transaction Costs. Except as expressly provided in this Agreement, each Party shall bear its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, and performance of this Agreement and the transactions it contemplates.

3.43  Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises

(a)  Vendor shall submit annual participation plans in the form set forth at  http://www.attsuppliers.com no later than the Effective Date and by December 31 of each calendar year thereafter, establishing Vendor’s goals for the upcoming reporting period for participation by minority owned business enterprises (“MBE”), women owned business enterprises (“WBE”) and disabled veteran owned business enterprises (“DVBE”), with “participation” expressed as a percentage of aggregate estimated annual purchases by AT&T for the reporting period.

(b)  By the tenth day following the close of each calendar month, Vendor shall, in a format and manner acceptable to AT&T, report actual results of its efforts to meet the goals set forth in the applicable participation plan during the preceding calendar month. When reporting results, Vendor shall count only expenditures with entities that are certified as MBE, WBE, or DVBE firms by third party certifying agencies recognized by AT&T, as listed on http://www.attsuppliers.com.

3.44  Vendor Personnel and Employment Matters

(a)  Personnel provided by Vendor shall be considered solely the employees of Vendor or its Subcontractors and not employees or agents of AT&T. Vendor has and shall retain the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services. Vendor and its Subcontractors are and shall be solely responsible for all matters relating to compensation and benefits for all personnel provided by Vendor. Vendor shall ensure that all persons furnished by Vendor conduct themselves in a professional manner and in accordance with all policies set forth in this Agreement, the Build Addendum and the Maintenance Addendum.

(b)  If AT&T requests that Vendor or its Subcontractor remove any person provided by Vendor or its Subcontractor from AT&T’s account for any lawful reason, then Vendor shall immediately comply with such request. Vendor shall, at no cost to AT&T, provide a qualified replacement.

3.45  Warranty

(a)         The warranty period for all Material (excluding AT&T Provided Equipment) shall commence upon Delivery of such Material to Vendor from the OEM and shall continue for a period equal to the longer of (i) [***]  or (ii) the applicable warranty period actually received by Vendor from the OEM for such Material Vendor acquired directly from the OEM, including the Vendor Provided Equipment as defined in the Build Addendum (the “Material Warranty Period”). Vendor provides no warranty for Material with respect to any AT&T Provided Equipment.   The warranty period for workmanship and all Services provided

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

hereunder, including the Build Services contemplated in the Build Addendum, shall commence upon Location Acceptance of the applicable Cell Site and continue for a period equal to [***]  from Location Acceptance of the applicable Cell Site (the “Workmanship Warranty Period”). For the duration of such warranty period, Vendor represents and warrants to AT&T as follows:

(i)        Material (excluding AT&T Provided Equipment) furnished hereunder will be merchantable, free from defects in design, material and workmanship, fit and sufficient for the purposes set forth in the Agreement, free from all Liens at the time of Location Acceptance, and will during the Material Warranty Period strictly conform to and perform in accordance with applicable Specifications, drawings and samples.

(ii)       Services provided hereunder will be performed (A) in a professional and efficient manner, in strict compliance with the Specifications, (B) with the care, skill, and diligence, and in accordance with professional industry standards and practices, currently recognized in Vendor’s profession or industry, (C) in compliance with all applicable Laws and all descriptions and representations as to the Services (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions and requirements) set forth in this Agreement, the Build Addendum and the Maintenance Addendum (and all schedules thereto), and (D) by personnel with appropriate experience, knowledge and competence. If Vendor fails to meet applicable professional standards, Vendor will, without additional compensation, promptly correct or revise any errors or deficiencies in the Services furnished hereunder.

(b)  In addition, Vendor represents and warrants that:

(i)        Vendor is duly organized, validly existing and in good standing under the laws of its state of formation with all requisite power to enter into and perform its obligations under this Agreement, the Build Addendum and the Maintenance Addendum and has the full power, authority and right to provide the Material and Services specified herein;

(ii)       The execution, delivery and performance of this Agreement, the Build Addendum and the Maintenance Addendum has been duly and validly authorized and approved by all necessary action of Vendor and will constitute legal, valid and binding obligations of Vendor enforceable in accordance with their respective terms;

(iii)     Vendor has (or will have at the time of the performance of the applicable Services) and will continue to hold during the performance of the applicable Services during the Term of this Agreement (or the Build Addendum Term or Maintenance Addendum Term, as applicable) all permits, licenses and Contracts required to enter into and perform this Agreement, the Build Addendum and Maintenance Addendum and to deliver the Material and Services hereunder;

(iv)      As of the Effective Date, there are no actions, suits, or proceedings, pending or threatened, which will have a material adverse effect on Vendor’s ability to fulfill its

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

obligations under this Agreement and Vendor will immediately notify AT&T if, during the Term, Vendor becomes aware of any such action, suit, or proceeding;

(v)       Vendor has, as of the Effective Date, and will continue to have during the Term of the Build Addendum or Maintenance Addendum, as applicable, all necessary skills, rights, and financial resources (including any required binding commitments for financing from third Persons) applicable to such obligations then in effect, and authority to enter into this Agreement, the Build Addendum or the Maintenance Addendum, including the authority to provide or license the Material or Services, and satisfy all of its obligations hereunder and thereunder;

(vi)      As of the Effective Date, no third party claim has been alleged against Vendor that any Material and Services provided hereunder infringes upon such third party’s intellectual property rights and Vendor will immediately notify AT&T if, during the Term, Vendor becomes aware of any such third party claim;

(vii)     No consent, approval, or withholding of objection is required from any entity, including any governmental authority, with respect to the entering into or the performance of this Agreement, the Build Addendum or the Maintenance Addendum;

(viii)    At the time of Location Acceptance (or, if later, at the time of Delivery), the Material and Services will be provided free of any Lien of any kind;

(ix)      Vendor will be fully responsible and liable for all acts, omissions, and Work performed by any of its representatives, including any Subcontractors;

(x)       All representatives, including Subcontractors, will strictly comply with the provisions specified in this Agreement and all applicable Laws;

(xi)      Vendor will strictly comply with the terms of this Agreement, the Build Addendum and the Maintenance Addendum, including those specified in any exhibits, schedules or appendices attached hereto or thereto; and

(xii)     All Material provided to AT&T hereunder shall be tested by or on behalf of Vendor prior to installation and prior to Location Acceptance to ensure its compliance with the Specifications.

(c)  All representations and warranties set forth above in Section 3.46(b) or elsewhere in this Agreement (other than the specific warranty periods specified in Section 3.46(a)) will survive expiration or termination of this Agreement for a period of [***] years from such expiration or termination; provided however, that any such representation and warranty that relates solely to the Build Services provided pursuant to the Build Addendum shall survive for a period of [***]  years following Location Acceptance of all Cell Sites. The foregoing warranties will be in addition to all other warranties, express, implied or statutory. Vendor shall defend, indemnify and hold AT&T, its Affiliates, and their agents and representatives harmless from

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

and  against  all  Third  Party  Losses  arising  out  of  or  resulting  from  a  breach  of  these representations and warranties, in accordance with the Section herein entitled “Indemnity”.

(d)  If at any time during the warranty period for Material or Services AT&T believes there is a breach of any warranty, AT&T will notify Vendor setting forth the nature of such claimed breach. Vendor shall promptly investigate such claimed breach and shall either (i) provide Information satisfactory to AT&T that no breach of warranty in fact occurred or (ii) at no additional charge to AT&T, promptly take such action as may be required to correct such breach. If the required corrective action is to re-perform the Services and/or repair the Material, and if Vendor fails or refuses to make such repairs and/or re-perform such Services, then, in addition to any other remedies, AT&T shall have the right, at its option, either (1) to perform such Services and to repair such Material itself or engage a third party to do so, in either case at Vendor’s expense; or (2) to receive a full refund of any amounts paid for such Material and Services. Vendor shall bear all transportation costs and risk of loss and damage in transit with respect to all Material transported in connection with this Section, and all repaired and replacement Material is warranted as provided herein.

(e)  If a breach of warranty for which Vendor is responsible has not been corrected within a commercially reasonable time, and such breach has caused material and irreparable damage and harm to AT&T, then upon thirty (30) days’ notice to Vendor, AT&T may terminate this Agreement with respect to the applicable Cell Site(s) without further liability to Vendor for those Cell Sites.

3.46 Subcontractors; Work Done By Others.

(a)  If any part of Vendor’s Work is dependent upon work performed by others or subcontracted consistent with the terms herein, Vendor shall inspect and promptly report to AT&T any defect that renders such other work unsuitable for Vendor’s proper performance. Vendor’s silence shall constitute approval of such other work as fit, proper and suitable for Vendor’s performance of its Services or provision of Material.

(b)  Any use of, including any changes to the use of, a Subcontractor shall be subject to the requirements of this Section 3.46. Vendor shall provide and keep current a list of all Subcontractors and certain information about each such Subcontractor, including the identity of, the location of, and a complete description of the activities to be performed by such Subcontractor. Vendor will provide such list of Subcontractors to AT&T upon request. If AT&T notifies Vendor that a particular Subcontractor is unacceptable to AT&T because use of the Subcontractor could adversely affect the security of AT&T’s networks, or cause material financial harm to AT&T, or have a material and detrimental effect on AT&T’s reputation, Vendor shall promptly cease use of such Subcontractor and provide a replacement Subcontractor or perform the Services itself. Should Vendor fail or refuse to cease use of any Subcontractor and provide a substitute Subcontractor or perform the Services itself after AT&T’s request, AT&T shall have the right to terminate this Agreement. Where a portion of the Work is subcontracted, Vendor remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any Subcontractor, to the same extent as if such acts or omissions were performed by Vendor.  Nothing in this Agreement shall create

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

any contractual obligation or other liability of AT&T to any Subcontractor or its employees. Vendor shall require all Subcontractors performing Work on the project or who may enter upon the Work site to maintain the same insurance requirements as those set forth in the Section entitled “Insurance” of this Agreement. Vendor agrees to bind every Subcontractor to terms consistent with the terms of this Agreement. Prior to Location Acceptance of all Cell Sites pursuant to the Build Addendum, Vendor shall immediately notify AT&T of any (i) failure or inability of Vendor to pay to any Subcontractor or other Vendor Person when due any amount owed to such Subcontractor or Vendor Person or (ii) any claim, notice or action asserted by any such Subcontractor or Vendor Person of or relating to any such failure or inability to pay amounts when due. Following Location Acceptance of all Cell Sites pursuant to the Build Addendum, Vendor shall immediately notify AT&T of any (x) failure (in the absence of a good faith dispute) or inability of Vendor to pay to any Subcontractor or other Vendor Person when due any amount owed to such Subcontractor or Vendor Person or (y) any claim, notice or action asserted by any such Subcontractor or Vendor Person of or relating to any such failure (in the absence of a good faith dispute) or inability to pay amounts when due.

3.47  Affordable Care Act. For purposes of the Affordable Care Act (ACA), and in particular for purposes of Section 4980H of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, with respect to each individual provided by Vendor to work on AT&T project(s) for at least thirty (30) hours per week for at least ninety (90) days, whether consecutive or not, Vendor represents and warrants that it or one of its Subcontractors is the common law employer of such individual and shall be responsible for either providing healthcare coverage as required by the ACA (to the extent applicable) or for paying any Section 4980H assessable payments that may be required for failure to provide to such individual: (a) health care coverage, or (b) affordable healthcare coverage. In no event will AT&T be considered to be the common law employer of such individual for purposes of the ACA. Vendor shall maintain for a period of ten (10) years (or such shorter period as required by applicable Law) information to show compliance with the ACA notwithstanding any other provision in this Agreement to the contrary.

3.48 Customer Information

(a)  As between Vendor and AT&T, title to all Customer Information and customer proprietary network information (“CPNI”) (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C. §222 (as amended, “Section 222”)) shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Vendor hereunder.

(b)  Vendor acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Vendor shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Vendor shall comply with all applicable privacy laws and regulations and requirements, including the CPNI restrictions contained in Section 222. Accordingly, Vendor shall:

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(i)      not use any CPNI to market or otherwise sell products to AT&T’s customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;

(ii)    make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Vendor shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Vendor shall furnish only that portion of the Customer Information that it is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;

(iii)   not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T’s Customer Information;

(iv)    not incorporate any data from any of Vendor’s other customers, including Affiliates of AT&T, into AT&T’s customer database;

(v)     make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement;

(vi)    make no sale, license or lease of Customer Information to any other party;

(vii)  restrict access to Customer Information to only those employees of Vendor that require access to perform Services under this Agreement;

(viii) prohibit and restrict access or use of Customer Information by any of Vendor’s other customers, any of Vendor’s affiliates, or third parties except as may be agreed otherwise by AT&T;

(ix)    promptly return all Customer Information to AT&T upon expiration or termination of this Agreement, unless expressly agreed or instructed otherwise by AT&T; and

(x)     immediately notify AT&T upon Vendor’s awareness of (1) any breach of the above- referenced provisions, (2) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (3) a breach of, or other security incident involving, Vendor’s systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Vendor shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including the full scope of the breach, disclosure or security incident, corrective steps to be taken by Vendor, the nature and content of any customer notifications, law enforcement  involvement,  or  news/press/media  contact  etc.,  and  Vendor  shall  not

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

communicate directly with any AT&T customer without AT&T’s consent, which such consent shall not be unreasonably withheld.

3.49  Reimbursable Expenses. AT&T is not responsible for any travel, meal or other business related expense incurred by Vendor, whether or not incurred in its performance of its obligations under this Agreement, in addition to any such amounts that are included in the Structured Payments.

4.0 Special Terms

4.1  Access

(a)  Following Location Acceptance and in connection with the Maintenance Addendum, Vendor shall have reasonable access to AT&T’s Cell Sites contemplated in the Build Addendum to enable Vendor to perform its obligations under the Maintenance Addendum. Vendor shall coordinate such access with AT&T’s designated representative prior to visiting such premises. Vendor will ensure that only Vendor Persons will be allowed to enter AT&T’s premises by using AT&T systems, such as the NFSD portal. If AT&T requests Vendor or its Subcontractors to discontinue furnishing any person provided by Vendor or its Subcontractor from performing Work on AT&T’s premises or at any Cell Site, Vendor shall immediately comply with such request. Such person shall leave AT&T’s premises or Cell Site promptly, and Vendor shall not furnish such person again to perform Work on AT&T’s premises without AT&T’s written consent. The Parties agree that, where required by governmental regulations, Vendor will submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state, or local authorities.

(b)  AT&T requires Vendor or its representatives, including any Vendor Persons, to exhibit identification credentials, which AT&T may issue, to gain access to AT&T’s premises for the performance of Services. If for any reason, any Vendor Person is no longer performing such Services, Vendor shall immediately inform AT&T. Notification shall be followed by the prompt delivery to AT&T of the identification credentials, if issued by AT&T, or a written statement of the reasons why the identification credentials cannot be returned.

(c)  Vendor shall ensure that its representatives, including any Vendor Persons, while on or off AT&T’s premises, will (i) perform Services which conform to the Specifications, (ii) protect AT&T’s material, buildings, and structures, (iii) perform Work which does not interfere with AT&T’s business operations, and (iv) perform with care and due regard for the safety, convenience, and protection of AT&T, its employees, and property.

4.2  AT&T Supplier Information Security Requirements (SISR). Vendor shall comply with AT&T’s Supplier Information Security Requirements (the “SISR”) set forth in Exhibit B attached hereto and incorporated herein by reference. Vendor shall cooperate fully with AT&T, including by completing checklists or similar documentation, to ensure that Customer Information, AT&T Derived Data, Software and/or computer systems

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Vendor develops, designs, supports and/or uses under this Agreement comply with the standards and requirements set forth in the SISR.

4.3  Background Checks

(a)  To assist AT&T’s compliance with the law and its duties to protect its own employees and customers, Vendor, and subject to any Laws to the contrary that limit any Vendor action otherwise required by this Section, Vendor shall:

(i)   make all reasonable efforts, including checking the background, verifying the personal information and checking each Vendor Person’s identification credentials, to determine all information necessary to verify whether any Vendor Person whom Vendor proposes to have perform any Service that permits Physical Entry or virtual or other access to AT&T’s or its customers’ systems, networks, or Information (“Access”) at any time during the term of this Agreement (provided that the terms of this Section shall not apply to Vendor Persons having escorted access to secured AT&T areas not available to the general public where such Vendor Persons will not be providing “Services”, delivering/installing “Material”, or otherwise engaged in work activities under this Agreement, e.g., does not apply to attending meetings, reviewing locations to prepare contract bids, etc.):

(1)  has been convicted of any felony, or has been convicted of any misdemeanor involving violence, sexual misconduct, theft or computer crimes, fraud or financial crimes, drug distribution, or crimes involving unlawful possession or use of a dangerous weapon (“Conviction”) or is identified on any government registry as a sex offender (“Sex Offender Status”); and

(2)  in addition to the requirements of Subsection (1) above, perform a Drug Screen on any Vendor Person whom Vendor proposes to have access to Customer Information, Systems, or Physical Entry onto AT&T’s or its customers’ premises, and not permit any such Vendor Person presenting a positive Drug Screen to have access to Customer Information, Systems, or Physical Entry onto AT&T’s or its customers’ premises.

(ii)  Comply with the obligations of Subsection (a)(i)(1) above by a Background Check, including credit history, employment history, driving records and criminal history (“Background Check”) of applicable records for those counties, states, and federal court districts in which a proposed Vendor Person has identified as having resided, worked, or attended school in the previous ten (10) years, unless a shorter period is required by any Laws.

(b)  It is Vendor’s sole and exclusive responsibility to determine whether a Vendor Person’s Conviction or Sex Offender Status has a reasonable relationship to the individual’s fitness or trustworthiness to perform the Service or other work activity, subject to applicable Laws on the consideration of criminal convictions in making employment decisions. If however a Vendor Person needs to have Physical Entry onto the premises of an AT&T customer, AT&T may require additional background information about and/or drug screening for the Vendor Person, when required by applicable Law, before permitting that individual to enter the customer’s premises.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(c)  Upon discovering that any Vendor Person has falsified any of his or her Social Security number, driver’s license, educational credentials, employment history, home address, and citizenship indicia, such Vendor Person shall not have Access or perform work for AT&T under this Agreement. Vendor shall maintain records of all Background Checks and Drug Screens performed for Vendor Persons under this Agreement for the Term of this Agreement, or for such shorter period if provided by applicable Law, for AT&T to verify compliance with this Section.

4.4  Clean Up. Vendor at all times, and at its expense, shall keep AT&T and its landlord’s premises safe and free from accumulation of waste materials or rubbish caused by Vendor’s operations. Upon completion of the Work, Vendor shall, at its expense, remove promptly from the premises all of Vendor’s implements, equipment, tools, machines, surplus and waste materials and debris. If Vendor fails to clean up as provided herein, AT&T may hire another contractor to do so and charge the cost thereof to Vendor or deduct same from AT&T’s payments to Vendor.

4.5  Vendor’s Audited Financial Statements. Vendor shall provide to AT&T (or its third party delegate), upon request and at no charge, its parent company, ATN International, Inc.’s bona fide and unedited: (a) financial statements for each quarter of each fiscal year during the term of the Build Addendum and (b) audited fiscal year financial statements for each fiscal year during the Term hereof.

4.6  Vendor Personnel Information. In order to satisfy physical and network security requirements for AT&T, which may include both issuance of a building access badge and picture ID badge to Vendor personnel, Vendor and/or its personnel agree to provide any and all personal information required by the AT&T security department. This information includes, but is not limited to, social security numbers. Vendor personnel will not be authorized to perform Work for AT&T if Vendor personnel refuse to provide any and all information necessary to complete the process of issuing a badge or acquiring network access. AT&T will not be required to pay Vendor for the time spent trying to acquire a badge or network access for Vendor personnel while on premises at AT&T.

Vendor is responsible for notifying the AT&T project manager of all Vendor information related to new hires, termination or changes in information. This includes but is not limited to starting date, end date and location changes.

4.7  Damage to Property. Vendor assumes full responsibility for any damage or loss to AT&T’s property that may be caused by or result from any tortious act or omission of Vendor or any person employed by or under contract with Vendor. In the event of such damage, AT&T may elect to have repairs made by Vendor, by AT&T personnel, or by other contractors. In the event AT&T shall elect to have Vendor repair the damage, Vendor shall promptly do so, at its own expense and to AT&T’s satisfaction.  In the event AT&T

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This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

shall elect to have the damage repaired by its own personnel or other contractors, Vendor shall reimburse AT&T for the cost to it of such repairs.

If Vendor causes damage to AT&T’s property, including damage to copper or fiber cable, Vendor shall reimburse AT&T for any actual direct damages or losses incurred in connection therewith.

4.8  Dispute Resolution.

(a)  Escalation Procedure. The Parties agree to seek to resolve any dispute between the Parties or otherwise arising out of this Agreement or an Addendum in accordance with the following escalation procedures before commencing the arbitration procedures described below.

(i)   The contact persons of both Parties shall work in good faith to try to resolve the dispute within twenty (20) days from the date that a Party first gives notice that a dispute has occurred.

(ii)  If the contact persons fail to reach an agreement on the dispute within twenty (20) days, the dispute shall be referred to more senior persons within the respective Parties who shall try to resolve the dispute within a further twenty (20) day period. If no resolution is found each Party is entitled to commence the arbitration proceedings described below.

(b)  Arbitration. Any controversy or claim between the Parties or otherwise arising out of or relating to this Agreement, or the breach thereof, other than any action taken to enforce the right to payment of Structured Payments, shall be resolved by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each of the Parties hereby submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all actions taken to enforce the right to payment of the Structured Payments.

(c)  Locale. The hearings shall be held at a mutually agreed upon location within the United States at which the Parties may present evidence (including, without limitation, witnesses and documentation) and argument in support of their respective positions. If the Parties cannot agree upon an arbitration location within 3 business days, the arbitration shall be conducted in New York City, New York.

(d)  Award. The arbitrators shall make a reasoned award which may include an award of damages (but may not include attorney fees except in a case where a Party has failed to defend or indemnify the other Party where it had an obligation to do so pursuant to Sections 3.15 or 3.36) and said award shall be in writing setting forth the statement of facts to support their conclusions and decision. The decision rendered by the arbitrators will be final, conclusive, and binding upon the Parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(e)  Continuation of Service Pending Arbitration. Vendor and AT&T will continue to provide all Services and honor all other commitments under this Agreement in accordance with this Agreement during the course of resolution of disputes and arbitration pursuant to this Agreement.

4.9  Electronic Data Interchange (EDI)

(a)  The Parties may exchange orders, payments, acknowledgements, invoices, remittance notices, and other records (“Data”) electronically, in place of tangible documents, and agree to exchange such Data in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless they mutually agree to a proprietary format or another standard such as Extensible Markup Language (XML).

(b)  The following additional conditions apply to any such exchanges:

(i)   Garbled Transmissions: If any Data is received in an unintelligible, electronically unreadable, or garbled form, the receiving Party shall promptly notify the originating Party (if identifiable from the received Data) in a reasonable manner. In the absence of such notice, the originating Party’s record of the contents of such Data shall control.

(ii)  Signatures: Each Party will incorporate into each EDI transmission an electronic identification consisting of symbol(s) or code(s) (“Signature”). Each Party agrees that any predetermined Signature of such Party included in or affixed to any EDI transmission shall be sufficient to verify such Party originated, “signed” and “executed” such transmission. No Party shall disclose to any unauthorized Person the Signatures of the Parties hereto.

(iii) Statute of Frauds: The Parties expressly agree that all Data transmitted pursuant to this clause shall be deemed to be a “writing” or “in writing” for purposes of the Uniform Commercial Code (UCC). Any such Data containing or having affixed to it a Signature shall be deemed for all purposes to: (i) to have been “signed” and “executed”; and (ii) to constitute an “original” when printed from electronic files or records established and maintained in the normal course of business.

(iv) Method of Exchange: Exchange of Data will be made by direct electronic or computer systems communication between AT&T and Vendor or by indirect communications using a third party service provider (“Provider”) or Value Added Network (“VAN”) to translate, forward and/or store such Data. Each Party shall be responsible for the cost(s) and associated cost(s) of any Provider or VAN with which it contracts.

(v)  When the Parties are using EDI, the requirements of the EDI system will govern and will control if in conflict with any other provision of this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

4.10  Emergency Work. In an emergency, AT&T’s representative may orally request Vendor to perform Work.

4.11 Hazardous Material and Regulated Substances

(a)  If  Vendor  or  its  Subcontractors  provide  Material  and/or  Services  in  a  state  other  than California, then Subparagraphs (i) through (iv) of this Subsection (a) shall apply.

(i)   A  “Regulated Substance” as referenced in this Subsection is a generic term used to describe all materials that are regulated by the federal or any state or local government during transportation, handling and/or disposal. This includes, but is not limited to, materials that are regulated as (a) “hazardous materials” under the Hazardous Materials Transportation Act, (b) “chemical hazards” under the Occupational Safety and Health Administration (OSHA) standards, (c) “chemical substances or mixtures” under the Toxic Substances Control Act, (d) “pesticides” under the Federal Insecticide, Fungicide and Rodenticide Act and (e) “hazardous wastes” as defined or listed under the Resource Conservation and Recovery Act.

(ii)  Vendor shall comply with all applicable Laws, including any notice requirements, regarding any Material ordered hereunder which contains or consists of a Regulated Substance or any Service ordered hereunder which involves the handling, use, storage, recycling, disposal or transportation of Regulated Substances. Vendor shall notify AT&T and provide AT&T with all necessary information (including but not limited OSHA Material Safety Data Sheets (MSDS)) at least thirty (30) days before shipping Material containing or consisting of Regulated Substances to AT&T or commencing the performance of Services for AT&T involving the handling or use of Regulated Substances. Each MSDS must include information indicating the specific worker protection equipment requirement for use of the Regulated Substance covered thereby.

(iii) AT&T and Vendor shall cooperate concerning the acceptance of any Material containing or consisting of a Regulated Substance or for Services involving the handling or use of Regulated Substances. Vendor shall provide assistance to AT&T of an advisory nature in the handling and use of Regulated Substances provided hereunder and the disposal of “hazardous waste”, as defined by applicable Laws (“Hazardous Wastes”), resulting therefrom.

(iv) Vendor shall provide AT&T with the same information pertaining to Regulated Substances in the Material and Services and used in the Services it provides to AT&T or Hazardous Waste resulting therefrom as Vendor provides to Vendor’s employees or agents involved in the disposition or treatment of such Regulated Substances or Hazardous Waste.

(b)  If Vendor or its Subcontractors provide Material and/or Services in the state of California, then Subparagraphs (i) through (vi) of this Subsection (b) shall apply.

(i)   A  “Regulated Substance” as referred to in this Subsection is a generic term used to describe all materials that are regulated by federal or any state or local government during transportation, handling and/or disposal.  These include, but are not limited to, materials

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

that are regulated as (a) “hazardous material” under the Hazardous Material Transportation Act and the Control of Radioactive Contamination Law, Title 8 of the California Code of Regulation, Section 5194, and the Hazardous Substances Information and Training Act, (b) “chemical hazards” under the Occupational Safety and Health Administration (OSHA) standards, (c) “chemical substances and mixtures” under the Toxic Substances Control Act and “chemicals” on the Governor’s List known to the State of California to cause cancer, birth defects, and/or other reproductive harm, as that term is defined in the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), (d) “pesticides” under the Federal Insecticide, Fungicide and Rodenticide Act, and (e) “hazardous waste” as defined or listed under the Resource Conservation and Recovery Act and the Hazardous Waste Control Law.

(ii)  Vendor shall comply with all applicable Laws, including any notice requirements, regarding any Material ordered hereunder which contains or consists of a Regulated Substance or any Service ordered hereunder which involves the use, handling, storage, recycling, disposal or transportation of Regulated Substances. Vendor shall notify AT&T and provide AT&T with all necessary information (including but not limited OSHA Material Safety Data Sheets (MSDS)) at least thirty (30) days before shipping Material containing or consisting of Regulated Substances to AT&T or commencing the performance of Services for AT&T involving the handling or use of Regulated Substances. Each MSDS must include information indicating the specific worker protection equipment requirement for use with the Regulated Substance covered thereby. If the Regulated Substance is a chemical defined by Proposition 65, the MSDS for said chemical should indicate that the chemical is one which is known to the state of California to cause cancer, birth defects or other reproductive harm. Vendor shall maintain and distribute such information upon request to AT&T and/or any other Vendor at the same location.

(iii) AT&T and Vendor shall cooperate concerning the acceptance by AT&T of any Material consisting of or containing a Regulated Substance or Service involving the use and handling of Regulated Substances. Vendor shall provide assistance to AT&T of an advisory nature in the handling and use of Hazardous Wastes provided hereunder and the disposal of Hazardous Wastes resulting therefrom.

(iv) Vendor shall provide AT&T with the same information pertaining to Regulated Substances in or used in the Material and Services it provides to AT&T or Hazardous Waste as Vendor provides to Vendor’s employees or agents involved in the disposition or treatment of such Regulated Substances.

(v)  Vendor shall, and shall require its Subcontractors to, issue warnings in accordance with Proposition 65 for exposure to chemicals covered by Proposition 65 introduced by Vendor or its Subcontractor to personnel at AT&T’s California facilities, the public and AT&T from the time Vendor and/or its Subcontractor enter AT&T’s California facilities and/or commences performing Services through the completion of such performance. Vendor shall, and shall require its Subcontractors to, warn AT&T of any exposure to chemicals covered by Proposition 65, which may continue after Vendor or its Subcontractors have

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

completed the performance of Services. Such warning may take the form of, but not be limited to, a MSDS for each such chemical.

(vi) VENDOR IS HEREBY WARNED IN ACCORDANCE WITH PROPOSITION 65 THAT EXPOSURE TO CHEMICALS MAY OCCUR AT AT&T’S FACILITIES. VENDOR IS ALSO HEREBY WARNED THAT AT&T POLES MAY CONTAIN CHEMICALS KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER IN CERTAIN SITUATIONS. If requested, AT&T shall make available to Vendor, its Subcontractors, and any of their employees, a MSDS for the chemicals covered by Proposition 65, if any, at AT&T’s facilities where Vendor is providing Services or in poles which will be handled by or sold to Vendor hereunder. Vendor shall issue appropriate warnings to inform and educate employees, agents, Subcontractors, other invitees and employees of any of them, entering AT&T’s facilities or handling poles hereunder of the above information in accordance with applicable Laws.

4.12  Identification of Vendor’s Personnel and Equipment. Vendor’s personnel, who may have contact with the public while performing Work for AT&T, shall carry and display upon request identification showing that they are the employees of Vendor. Vendor’s personnel shall be responsible for securing permission to enter upon private property when entry is necessary to Vendor’s performance of the Service.

4.13 Independent Contractor.  Vendor hereby represents and warrants to AT&T that:

(a)  Vendor is engaged in an independent business and will perform all obligations under this Agreement as an independent contractor and not as the agent or employee of AT&T;

(b)  Vendor’s personnel performing Services shall be considered solely the employees or agents of Vendor and not employees or agents of AT&T;

(c)  Vendor has and retains the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation and discharge of all personnel performing the Services; and

(d)  Vendor is solely responsible for all matters relating to compensation and benefits for all of Vendor’s personnel who perform Services.  This responsibility includes, but is not limited to, (i) timely payment of compensation and benefits, including, but not limited to, overtime, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employee and employer taxes, and file payroll tax returns and information returns under local, state, and federal income tax laws, unemployment compensation insurance and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws with respect to all Vendor personnel providing Services. Vendor will indemnify, defend, and hold AT&T, its Affiliates, and their respective agents and employees, harmless from and against all Loss, arising out of or related to Vendor’s failure to comply with this Subsection (d), in accordance with the Section titled “Indemnity.”

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

4.14  Inspection of Material. Vendor shall inspect all Material used in the performance of the Work, whether or not furnished by AT&T, for defects or hazardous conditions which could cause property damage, personal injury, or otherwise affect the quality of the Work. Vendor shall report all defects or hazardous conditions to an AT&T representative as soon as the defect has been identified.

4.15  Inspection of Work. AT&T may have inspectors at the Cell Sites to inspect the performance and quality of the Work and to ensure Vendor’s compliance with the plans and Specifications and with the terms and conditions of this Agreement. Any AT&T inspectors, employees or agents, however, shall have no authority to direct or advise Vendor concerning the method or manner by which the Work is to be performed. Vendor has sole authority, responsibility and control over the Work and shall exercise its full responsibilities as an independent contractor.

4.16 Liens

(a)  At the time of Location Acceptance (or, if delivered thereafter, at the time of Delivery), the Work (including the Material and Services provided) shall be delivered to AT&T free and clear of all Liens of any kind. Following Location Acceptance of each Cell Site, if any Lien or notice of Lien is recorded or stop notice is served upon AT&T for or in connection with labor performed upon, or for or in connection with furnishing Material for use in, or for or in connection with furnishing appliances, teams or power contributing to, the Work (including without limitation Liens securing indebtedness for money borrowed or any obligations for the deferred purchase price of property or services related to or in connection with the Work), Vendor shall promptly discharge any such Liens and shall furnish AT&T with release vouchers or termination statements in settlement and satisfaction of such Liens in forms satisfactory to AT&T. If Vendor does not settle such a Lien or cause the Lien to be released and discharged within a reasonable period of time, not to exceed sixty (60) days after the Lien is filed or asserted, then AT&T shall have the right to procure the discharge of the Lien and, in such event, Vendor shall reimburse AT&T for all moneys paid by AT&T to procure the discharge, including costs and Attorneys’ Fees. AT&T may require Vendor to prove payment of bills for Services, Material, or other things furnished or done for the performance of the Work, before making payment to the Vendor. AT&T may request at the time of Location Acceptance of each Cell Site that Vendor furnish an affidavit, stating that all bills in question have been paid in full, and that there are no outstanding claims, admitted or disputed, except as stated in the affidavit. AT&T may request that Vendor furnish receipts, release and Lien waivers, and Lien terminations releasing any Lien. AT&T reserves the right to pay any undisputed bill directly to such Person to whom it is owed and offset the amount (plus any other amounts permitted under this Section) pursuant to Section 3.22 against any amount payable to Vendor.

(b)  To the extent permitted by applicable state law, Vendor agrees that no mechanic’s liens or other claim or claims in the nature of a Lien or charge shall be filed or maintained by Vendor or by any claimant claiming through Vendor against the real estate owned by, leased by, licensed to, or otherwise used or occupied by AT&T, or against any Structured Payments or Maintenance Fees, and that such right to file any such Lien is hereby expressly waived by Vendor. Vendor shall not serve or file any notice or document, or take any other action, which

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

would be a prerequisite for filing a claim for any Lien. Further, Vendor shall include the following language in any of its contracts or permitted subcontracts with Persons performing the Work or furnishing Material or Services:

“Subcontractor agrees that no mechanic’s liens or other claim or claims in the nature of a lien or charge for materials, labor, services or equipment in connection with the Services shall be filed or maintained by Subcontractor or by any claimant claiming through Subcontractor against real estate owned by, leased by, licensed to or otherwise used or occupied by Vendor or AT&T or against any amounts due to or coming due from AT&T to the general contractor and that any such right to file such lien, claim or charge is expressly waived.”

In the event that any Lien described in this Section 4.16(b) is filed by Vendor or its Subcontractor and Vendor does not remove such Lien within sixty (60) calendar days of written notification by AT&T, AT&T will have the right, but not the obligation, to pay such sums or take such actions as it deems necessary to have such Lien removed or discharged, and Vendor shall indemnify, defend and save AT&T harmless from and against all resulting Losses, including Attorneys’ Fees.

4.17  Notification of Injury or Damage. Vendor shall promptly notify AT&T of any injury, death, loss or damage to persons, animals, or property which is in any way related to the Work performed under this Agreement, even though such occurrence was not caused or contributed to by Vendor, its employees, or its agents.

4.18  Protection of Property. Vendor shall immediately report to AT&T’s representative any hazardous or unusual conditions or damage to any property caused or observed by Vendor or Vendor’s agents on or about the property where the Work is being performed. Vendor agrees to make reasonable efforts to watch for any type of unsatisfactory or unsafe plant condition in need of correction and report such to AT&T’s representative.

4.19  Releases Void. Neither Party shall require waivers or releases by any person or representative of the other Party for visits to its premises, and no such releases or waivers shall be pleaded by either Party in any action or proceeding.

4.20  Removal  and  Management  of  Used  Batteries. Upon  the  Effective  Date  of  this Agreement and thereafter Vendor shall comply with the requirements set forth in AT&T’s Appendix BA - Removal and Management of Used Batteries (“RMUB”) available at  http://www.attsuppliers.com/misc/Appendix-BA-Removal-and-Management-of-Used- Batteries.pdf and incorporated herein by reference.  Vendor further agrees to comply with the terms and conditions of the RMUB.  Vendor agrees to cooperate fully with AT&T, including completing checklists, surveys, or similar documentation, to ensure that any management, shipment, smelting, recycling, and/or disposal of used batteries by Vendor and its Subcontractors on behalf of AT&T comply with the standards and requirements set forth in the RMUB.  Note that the RMUB includes AT&T’s requirement that all lead acid

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

batteries used in the United States may not be exported outside of the United States for recycling, smelting, or other disposition.

4.21  Resource Recovery Center. Vendor and any Subcontractors it utilizes to perform the Services will accurately and completely fill out and sign any necessary shipping documentation on behalf of AT&T or as an authorized agent of AT&T prior to transporting Hazardous Waste, hazardous materials, or universal waste off-site for disposal. Prior to leaving any AT&T facility with such Hazardous Waste, hazardous materials, or universal waste for disposal off-site, Vendor shall sign and date any required shipping documentation on behalf of AT&T and provide a copy of the signed shipping documents to the responsible AT&T employee. Vendor shall subsequently fax a copy of the final shipping document (with signatures) to the AT&T RRC for retention in the project file (if applicable) and mail the original generator copy to the RRC not more than fifteen (15) days after pick-up. Documentation shall be mailed to the appropriate address as detailed below:

Outside of California: AT&T Services Inc., Attn: Environment, Health & Safety (EH&S), Resource Recovery Center (RCC), One AT&T Way, Room 2C140, Bedminster, NJ 07921-- Phone:  (800) 566-9347 (Prompt 4) -- Fax:  (512) 646-3596

California: AT&T Services Inc., Attn: Environment, Health & Safety (EH&S), Resource Recovery Center (RCC), P.O. Box 5095, Room 3E000, San Ramon, CA 94583-0995 -- Phone:  (800) 566-9347 (Prompt 4) – Fax: (925) 973-0584.

4.22  Safety Management

(a)  Vendor is responsible for the safe performance of all Services provided hereunder, and shall maintain a safety program appropriate to the Services being performed which complies with all laws and any requirements applicable to the Services. Vendor shall have at least Support Membership status (as defined by NATE) with the National Association of Tower Erectors (“NATE”), or a successor organization approved by AT&T, and shall be actively engaged in implementing best practices, safety requirements and training as advocated by the NATE organization or such successor organization. Further, Vendor, its applicable Subcontractors and their respective tower crews are required to be certified by a training provider recognized by NATE or such successor. Additionally, Vendor shall ensure that all tower workers have Competent Climber certification as defined by OSHA.

(b)  AT&T does not undertake to provide Vendor, its Subcontractors or their employees or representatives with a safe place to work. Vendor is responsible for providing such a safe place to work and shall not be relieved of its duties with regard to the safe performance of the Services by reason of any conduct, acts or omissions of any inspector, employee or representative of AT&T or its landlord or customer. Vendor shall take all reasonable measures and precautions at all times to prevent any bodily injury (including death) of its personnel, its Subcontractors’ personnel, and any person who is on or near the premises where such Work is being performed. Vendor further agrees to perform all Work and furnish tools and equipment that comply with known safety regulations, practices, and precautions, including, but not limited to, regulations under the Occupational Safety and Health Act of 1970, as amended, or regulations of any Federal, State or local authorities.  Vendor shall comply with the Federal

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

Communications Commission (“FCC”) regulations that cover Radio Frequency (“RF”) radiation safety, including ANSI C95.1-1982 adopted by the FCC in 1986, and 47 CFR 1.1310 RF Maximum Permissible Exposure limits. Vendor shall operate under an RF safety program, and workers must be fully aware and able to exercise control over their exposure to RF fields. Vendor shall establish a safety organization to implement safety management roles and responsibilities, which include training content and description, communications, inspection and audit, standards and criteria, and frequency and timing of aforementioned aspects of the safety program. Vendor shall develop a system to record and report tower crew personnel certificates, OSHA, EPA and other federal, state and local required information for environmental and public health and safety. Vendor shall maintain staff necessary to provide functional oversight and perform audits to ensure compliance at the national, regional, and market level.  Vendor shall provide a “recovery plan” within thirty (30) days of experiencing a work-related or OSHA reportable “major incident” (hospital/death). Such plan shall identify what specific failures contributed to the incident and what practices have been or will be implemented to ensure that the incident does not recur. In the event of conflict between the requirements of this Subsection and any Vendor requirements imposed on its Subcontractors, the stricter health and safety requirements of the two shall prevail.

4.23  Technical Support. Vendor will provide, at no additional cost to AT&T, full and complete technical assistance to AT&T for the Material and Services provisioned under this Agreement, including ongoing technical support and field service and assistance, and telephone assistance to assist with installation, operation, maintenance and problem resolution as set forth in the terms of the Maintenance Addendum. The availability or performance of this technical support will not be construed as altering or affecting Vendor’s obligations as set forth in the “Warranty” Section or as provided elsewhere in this Agreement. Field Service and technical support, including emergency support (service affecting), will be available on call twenty-four (24) hours a day. Vendor will provide to AT&T, and keep current, an escalation document that includes names, titles and telephone numbers, including after-hours telephone numbers, of Vendor personnel responsible for providing technical support to AT&T. Vendor will maintain a streamlined escalation process to speed resolution of reported problems.

4.24  Testimony. Matters relating to Work under this Agreement may be at issue before various governmental bodies. Vendor agrees to have appropriate members of its company willing to testify at appropriate times at no additional cost, regarding any aspect of the Work, unless otherwise mutually agreed upon by the Parties.

4.25 AT&T Data and AT&T Derived Data (Big Data)

(a)  Definitions. For purposes of this Section:

(i)   “AT&T Data” means any data or information (i) of AT&T or its customers, that is disclosed or provided to Vendor by, or otherwise obtained by Vendor from, AT&T or any of its customers, including Customer Information and customer proprietary network information (as that term is defined in Section 222 of the Communications Act of 1934, as amended, 47 U.S.C. § 222), as well as data and information with respect to the businesses, customers,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

operations, networks, systems, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of AT&T; and (ii) not supplied by AT&T or any of its customers but created, generated, collected or harvested by Vendor either (a) in furtherance of this Agreement or (b) as a result of Vendor’s having access to AT&T infrastructure, systems, data, hardware, software or processes (for example, through data processing input and output, service level measurements, or ascertainment of network and system information).

(ii)  “AT&T Derived Data” means any data or information that is a result of any modification, adaption, revision, translation, abridgement, condensation, compilation, evaluation, expansion or other recasting or processing of the AT&T Data, for example, as a result of Vendor’s observation, analysis, or visualization of AT&T Data arising out of the performance of Vendor’s obligations hereunder.

(b)  Ownership of AT&T Data and AT&T Derived Data.

(i)   AT&T Data is the property of AT&T. To the extent needed to perfect AT&T’s ownership in AT&T Data, Vendor hereby assigns all right, title and interest in AT&T Data to AT&T. No transfer of title in AT&T Data to Vendor is implied or shall occur under this Agreement. AT&T Data shall not be (a) utilized by Vendor for any purpose other than as required to fulfill its obligations under this Agreement, (b) sold, assigned, leased, commercially exploited or otherwise provided to or accessed by third parties, whether by or on behalf of Vendor, (c) withheld from AT&T by Vendor, or (d) used by Vendor to assert any Lien or other right against or to it. Vendor shall promptly notify AT&T if Vendor believes that any use of AT&T Data by Vendor contemplated under this Agreement or to be undertaken as part of the performance of this Agreement is inconsistent with the preceding sentence.

(ii)  AT&T shall own all right, title and interest in and to the AT&T Derived Data. To the extent needed to perfect AT&T’s ownership in AT&T Derived Data, Vendor hereby assigns all right, title and interest in AT&T Derived Data to AT&T. AT&T grants to Vendor a license to access, use, and copy the AT&T Derived Data, with no right to grant sublicenses, solely for the performance of Vendor’s obligations during the Term of this Agreement and solely in compliance with AT&T’s privacy policies, including obligations relating to Customer Information. For the avoidance of doubt, Vendor shall not create or develop AT&T Derived Data after the expiration or termination of this Agreement.

(iii) Vendor shall promptly deliver AT&T Data and AT&T Derived Data to AT&T at no cost to AT&T, and in the format, on the media and in the timing prescribed by AT&T (i) at any time at AT&T’s request, (ii) at the expiration or termination of this Agreement and the completion of any requested termination assistance services or (iii) with respect to particular AT&T Data or AT&T Derived Data, at such earlier date that such data is no longer required by Vendor to perform the Services. Thereafter, Vendor shall return or destroy, as directed by AT&T, all copies of the AT&T Data and AT&T Derived Data in Vendor’s possession or under Vendor’s control within ten (10) business days and deliver to AT&T written certification of such return or destruction signed by an officer of Vendor.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

(iv) The provisions of this Section shall apply to all AT&T Data and AT&T Derived Data, regardless of whether such data was first disclosed or otherwise provided to, or created, developed, modified, recast or processed by, Vendor before, on or after the Effective Date of this Agreement, and shall survive the expiration or termination of this Agreement. Vendor shall secure AT&T Data and AT&T Derived Data pursuant to the provisions applicable to AT&T Information under the Section titled “AT&T Supplier Information Security Requirements (SISR).” Vendor’s obligation to return AT&T Data and AT&T Derived Data upon AT&T’s request shall not apply to such data which, at the time of AT&T’s request for return, is no longer retained by or on behalf of Vendor.

4.26  Business Continuity Plan.  Vendor shall maintain and upon AT&T’s request, promptly furnish to AT&T Supplier’s Business Continuity Plan that complies with the requirements set forth in Appendix F - Business Continuity Plan Requirements (BCPR) available at http://attsuppliers.com/downloads/Business-Continuity-Plan-Requirements-BCPR.pdf, and incorporated herein by reference, which may be changed from time to time by AT&T.

4.27  Change in Laws. If AT&T becomes aware of any change in Law or proposed change in Law, or there occurs a change in Law, that has or reasonably would be expected to have an adverse impact on the aggregate costs or aggregate benefits of transactions contemplated by this Agreement to AT&T (including without limitation by causing AT&T to incur taxes, costs, losses or expenses as a result of or in connection with the transactions contemplated by this Agreement that are incremental to those that would have been incurred by AT&T in the absence of such change in Law), then AT&T may, as promptly as reasonably practicable, inform the Vendor in writing of the change in Law or anticipated change in Law and the impact or expected impact to AT&T (a “Change in Law Notice”). Within fifteen (15) days after AT&T’s delivery of a Change in Law Notice, Vendor and AT&T shall meet in good faith to formulate an action plan to mitigate, minimize or eliminate the impact of such change in Law on AT&T, which, upon the Parties’ mutual agreement, may include restructuring the transaction contemplated by this Agreement, and/or adjustment(s) to pricing, fees and costs or Material or Services hereunder.

4.28 FOSS

(a)  For purposes of this Section, “FOSS” means any and all freeware, open source software or shareware used or included in, or combined by or on behalf of Vendor with, the Deliverables or otherwise provided by or on behalf of Vendor under this Agreement; and a “FOSS Disclosure” means a complete, current, and accurate listing of all FOSS, which identifies for each FOSS component: (i) the component name; (ii) its version or release number; (iii) its web site URL of origin; (iv) the applicable software license and its version number; (v) the URL where Vendor identifies or sets forth the applicable software license; (vi) a brief (e.g., one- line) description of the purpose of the component; and (vii) how the component is linked within the Deliverables or as otherwise provided. A FOSS Disclosure may be provided in the form of a web site made accessible to AT&T where Vendor posts the foregoing information.

(b)  Upon AT&T’s request Vendor shall promptly, but in any event within thirty (30) days of such request, furnish to AT&T a FOSS Disclosure that is complete, current and accurate when

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

furnished. Neither response nor non-response by AT&T concerning the receipt or non-receipt of any FOSS Disclosure or any reference to FOSS in the Agreement shall be deemed as acceptance, approval or acquiescence by AT&T that Vendor’s use of the FOSS complies with the legal requirements of applicable FOSS license(s), or is suitable for the intent and purposes furnished hereunder. After receiving any FOSS Disclosure, AT&T may, upon written notice to Vendor, ask Vendor to use alternate FOSS (or other alternate software), if reasonably warranted to avert a risk that the rights of AT&T or its third-party Contractors in any proprietary software may be compromised. In that event, if Vendor cannot or will not use such alternate FOSS, then AT&T may immediately terminate the relevant purchase or funding commitments under this Agreement, without further cost, expense or liability to AT&T.

(c)  Vendor represents and warrants to AT&T: (i) that Vendor has satisfied all its obligations to any third parties with respect to all FOSS and the applicable FOSS licenses (including, for example, any obligation to make publicly available the FOSS source code for modifications to such FOSS); (ii) that the FOSS, in the form provided to AT&T, is suitable for the intent and purposes furnished hereunder; (iii) that use of the FOSS in such form for such intent and purposes in no manner creates any added obligation on the part of AT&T (including, for example, the payment of any additional monies), or diminishes, conditions or eliminates any of the rights, title, or interest that Vendor grants AT&T in or to any Deliverables or that Vendor may otherwise provide AT&T under this Agreement; and (iv) that use of the FOSS in such form for such intent and purposes, including, but not limited to, AT&T’s use or combination of the FOSS, in the form provided to AT&T, with any proprietary software of AT&T or AT&T’s third-party Contractors, does not subject AT&T to any obligation of disclosure or distribution to any third party or to the public of any such proprietary software, or otherwise make such proprietary software subject to the terms of any FOSS license or impair AT&T’s or its third-party Contractors’ rights, title, or interest in or to such proprietary software.

(d)  In the event that AT&T notifies Vendor or Vendor becomes aware of Vendor’s noncompliance with any FOSS license term, then in either case, Vendor shall use all reasonable efforts promptly to cure such noncompliance so as to eliminate risks of public disclosure of proprietary software and prevent disruption of any AT&T business activity. Vendor shall promptly notify AT&T of all actions taken by Vendor to cure such noncompliance. Should AT&T receive notice from any third party alleging acts or omissions which, notwithstanding AT&T’s use of the FOSS for the intent and purposes furnished hereunder, constitute noncompliance with any FOSS license term, then promptly upon AT&T’s notice to Vendor of such allegation, Vendor shall indemnify, defend and hold harmless AT&T against such allegation in accordance with Vendor’s obligations to do so as set forth elsewhere in this Agreement, in a manner that preserves any proprietary software of AT&T or its third-party Contractors from any public disclosure obligation or any other FOSS license noncompliance allegations.

5.1  Execution of Agreement

5.1 Transmission of Original Signatures and Executing Multiple Counterparts.  Original signatures transmitted and received via facsimile or other electronic transmission of a

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

scanned document (e.g., pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of original signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

[Signature page follows]

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Vendor except under written agreement by the contracting parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date the last Party signs.
Commnet Wireless, LLC	AT&T Mobility LLC By AT&T Services, Inc., its authorized representative

By: /s/ Joseph Moravec	By: /s/ Susan A. Johnson
Printed Name: Joseph Moravec	Printed Name: Susan A. Johnson
Title: President	Title: EVP, Global Connections & Supply Chain
Date: July 31, 2019	Date: July 31, 2019